Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Commonwealth Edison Company:

In our opinion, the consolidated balance sheets and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Commonwealth Edison Company and its subsidiaries (ComEd) at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of ComEd’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, ComEd changed its method of accounting for conditional asset retirement obligations as of December 31, 2005, and its method of accounting for stock-based compensation as of January 1, 2006.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 13, 2007

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Operations

	For the Years Ended December 31,
(in millions)	2006	2005	2004
Operating revenues
Operating revenues	$6,091	$6,253	$5,782
Operating revenues from affiliates	10	11	21

Total operating revenues	6,101	6,264	5,803

Operating expenses
Purchased power	363	346	214
Purchased power from affiliate	2,929	3,174	2,374
Operating and maintenance	525	640	705
Operating and maintenance from affiliates	220	193	192
Impairment of goodwill	776	1,207	—
Depreciation and amortization	430	413	410
Taxes other than income	303	303	291

Total operating expenses	5,546	6,276	4,186

Operating income (loss)	555	(12)	1,617

Other income and deductions
Interest expense	(236)	(203)	(258)
Interest expense to affiliates, net	(72)	(88)	(91)
Equity in losses of unconsolidated affiliates	(10)	(14)	(19)
Other, net	96	4	(116)

Total other income and deductions	(222)	(301)	(484)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	333	(313)	1,133
Income taxes	445	363	457

Income (loss) before cumulative effect of a change in accounting principle	(112)	(676)	676
Cumulative effect of a change in accounting principle (net of income taxes of $0, $(6) and $0, respectively)	—	(9)	—

Net income (loss)	$(112)	$(685)	$676

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(in millions)	2006	2005	2004
Cash flows from operating activities
Net income (loss)	$(112)	$(685)	$676
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation, amortization and accretion	431	413	410
Cumulative effect of a change in accounting principle (net of income taxes)	—	9	—
Deferred income taxes and amortization of investment tax credits	103	226	153
Impairment of goodwill	776	1,207	—
Net realized and unrealized mark-to-market and hedging transactions	5	—	—
Other non-cash operating activities	(134)	140	248
Changes in assets and liabilities:
Accounts receivable	6	(108)	(82)
Inventories	(34)	(1)	(4)
Accounts payable, accrued expenses and other current liabilities	38	45	61
Receivables from and payables to affiliates, net	(58)	28	30
Income taxes	14	(137)	109
Pension and non-pension postretirement benefit contributions	(47)	(865)	(244)
Other assets and liabilities	(1)	(25)	(27)

Net cash flows provided by operating activities	987	247	1,330

Cash flows from investing activities
Capital expenditures	(911)	(776)	(721)
Changes in Exelon intercompany money pool contributions	—	308	97
Receipt of notes receivable from affiliates	—	—	1,071
Change in restricted cash	—	—	20
Other investing activities	17	(11)	19

Net cash flows provided by (used in) investing activities	(894)	(479)	486

Cash flows from financing activities
Issuance of long-term debt	1,074	91	—
Retirement of long-term debt	(327)	(417)	(1,231)
Retirement of long-term debt to ComEd Transitional Funding Trust	(339)	(354)	(335)
Change in Exelon intercompany money pool borrowings	(140)	140	—
Retirement of preferred stock	—	(9)	—
Change in short-term debt	(399)	459	—
Dividends paid on common stock	—	(498)	(457)
Contributions from parent	37	834	175
Other financing activities	(2)	(6)	28

Net cash flow provided by (used in) financing activities	(96)	240	(1,820)

Increase (decrease) in cash and cash equivalents	(3)	8	(4)
Cash and cash equivalents at beginning of period	38	30	34

Cash and cash equivalents at end of period	$35	$38	$30

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Balance Sheets

	December 31,
(in millions)	2006	2005
Assets
Current assets
Cash and cash equivalents	$35	$38
Accounts receivable, net
Customer	740	806
Other	62	46
Inventories, net, at average cost	83	50
Deferred income taxes	29	13
Receivables from affiliates	18	37
Other	40	34

Total current assets	1,007	1,024

Property, plant and equipment, net	10,457	9,906

Deferred debits and other assets
Regulatory assets	532	280
Investments	44	41
Investments in affiliates	20	34
Goodwill	2,694	3,475
Receivables from affiliates	1,774	1,447
Prepaid pension asset	914	938
Other	332	346

Total deferred debits and other assets	6,310	6,561

Total assets	$17,774	$17,491

Liabilities and shareholders’ equity
Current liabilities
Commercial paper	$60	$459
Long-term debt due within one year	147	328
Long-term debt to ComEd Transitional Funding Trust due within one year	308	307
Accounts payable	203	223
Accrued expenses	467	417
Payables to affiliates	219	278
Borrowings from Exelon intercompany money pool	—	140
Customer deposits	114	110
Other	82	46

Total current liabilities	1,600	2,308

Long-term debt	3,432	2,500
Long-term debt to ComEd Transitional Funding Trust	340	680
Long-term debt to other financing trusts	361	361

Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	2,310	2,190
Asset retirement obligations	156	151
Non-pension postretirement benefits obligations	176	175
Regulatory liabilities	2,824	2,450
Other	277	280

Total deferred credits and other liabilities	5,743	5,246

Total liabilities	11,476	11,095

Commitments and contingencies
Shareholders’ equity
Common stock	1,588	1,588
Other paid in capital	4,906	4,890
Retained deficit	(193)	(81)
Accumulated other comprehensive loss, net	(3)	(1)

Total shareholders’ equity	6,298	6,396

Total liabilities and shareholders’ equity	$17,774	$17,491

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Changes in Shareholders’ Equity

(in millions)	Common Stock	Preferred and Preference Stock	Other Paid In Capital	Receivable from Parent	Retained Earnings (Deficits) Unappropriated	Retained Earnings Appropriated	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, December 31, 2003	$1,588	$7	$4,115	$(250)	$174	$709	$(1)	$6,342
Net income	—	—	—	—	676	—	—	676
Repayment of receivable from parent	—	—	—	125	—	—	—	125
Allocation of tax benefit from parent	—	—	55	—	—	—	—	55
Appropriation of retained earnings for future dividends	—	—	—	—	(676)	676	—	—
Common stock dividends	—	—	—	—	(174)	(283)	—	(457)
Resolution of certain tax matters	—	—	(2)	—	—	—	—	(2)
Other comprehensive income, net of income taxes of $2	—	—	—	—	—	—	1	1

Balance, December 31, 2004	1,588	7	4,168	(125)	—	1,102	—	6,740
Net loss	—	—	—	—	(685)	—	—	(685)
Repayment of receivable from parent	—	—	—	125	—	—	—	125
Capital contribution from parent	—	—	709	—	—	—	—	709
Allocation of tax benefit from parent	—	—	27	—	—	—	—	27
Appropriation of retained earnings for future dividends	—	—	—	—	(495)	495	—	—
Common stock dividends	—	—	—	—	—	(498)	—	(498)
Redemption of preferred stock	—	(7)	—	—	—	—	—	(7)
Resolution of certain tax matters	—	—	(14)	—	—	—	—	(14)
Other comprehensive loss, net of income taxes of $(1)	—	—	—	—	—	—	(1)	(1)

Balance, December 31, 2005	1,588	—	4,890	—	(1,180)	1,099	(1)	6,396
Net loss	—	—	—	—	(112)	—	—	(112)
Allocation of tax benefit from parent	—	—	21	—	—	—	—	21
Appropriation of retained earnings for future dividends	—	—	—	—	(340)	340	—	—
Resolution of certain tax matters	—	—	(5)	—	—	—	—	(5)
Other comprehensive loss, net of income taxes of $(1)	—	—	—	—	—	—	(2)	(2)

Balance, December 31, 2006	$1,588	$—	$4,906	$—	$(1,632)	$1,439	$(3)	$6,298

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Comprehensive Income (Loss)

	For the Years Ended December 31,
(in millions)	2006	2005	2004
Net income (loss)	$(112)	$(685)	$676
Other comprehensive income (loss)
Foreign currency translation adjustment, net of income taxes of $0, $(1) and $1, respectively	—	(2)	—
Unrealized gain on marketable securities, net of income taxes of $1, $0 and $1, respectively	2	1	1
Unrealized loss on cash-flow hedges, net of income taxes of $(2), $0 and $0, respectively	(4)	—	—

Other comprehensive income (loss)	(2)	(1)	1

Comprehensive income (loss)	$(114)	$(686)	$677

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Notes to Consolidated Financial Statements

(Dollars in millions unless otherwise noted)

1. Significant Accounting Policies

Description of Business

Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase and regulated retail and wholesale sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois, including the City of Chicago.

Basis of Presentation

ComEd, a regulated electric utility, is a principal subsidiary of Exelon Corporation (Exelon), which owns 99.9% of ComEd’s common stock.

ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc. Edison Development Canada Inc. and Edison Finance Partnership were consolidated prior to their accounting liquidation in 2005 and are pending legal dissolution, which is expected in 2007. All intercompany transactions have been eliminated.

Certain trusts and limited partnerships that are financing subsidiaries of ComEd have issued debt or mandatorily redeemable preferred securities. In accordance with FASB Interpretation No. (FIN) 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46-R), the accounts of ComEd Financing II, ComEd Financing III, ComEd Funding LLC and ComEd Transitional Funding Trust are no longer consolidated as of December 31, 2003. See “Variable Interest Entities” below for further discussion of the adoption of FIN 46-R and the deconsolidation of these financing subsidiaries.

Reclassifications

Certain prior year amounts have been reclassified in the financial statements for comparative purposes. The reclassifications did not affect net income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas in which significant estimates have been made include, but are not limited to, the accounting for other asset retirement obligations, inventory reserves, allowance for doubtful accounts, goodwill and asset impairments, pension and other postretirement benefits, derivative instruments, fixed asset depreciation, environmental costs, taxes, severance and unbilled energy revenues.

Accounting for the Effects of Regulation

ComEd accounts for its operations in accordance with accounting policies prescribed by the regulatory authorities having jurisdiction, principally the Illinois Commerce Commission (ICC) under state public utility laws, the Federal Energy Regulatory Commission (FERC) under various Federal laws, and the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA) prior to its repeal effective February 8, 2006, and ComEd applies Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation,” (SFAS No. 71). SFAS No. 71 requires ComEd to record in its financial statements the effects of rate regulation for utility operations that meet the following criteria: (1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable assumption that all costs will be recoverable from customers through rates. ComEd believes that it is probable that its currently recorded regulatory assets and liabilities will be recovered in future rates. However, ComEd continues to evaluate its ability to apply SFAS No. 71, including incorporating the current events related to the regulatory and political environment in Illinois. If a separable portion of ComEd’s business was no longer able to meet the provisions of SFAS No. 71, ComEd would be required to eliminate from its financial statements the effects of regulation for that portion, which could have a material impact on its financial condition and results of operations. See Note 2 – Regulatory Issues for further information regarding the repeal of PUHCA effective February 8, 2006 and the regulatory and political environment in Illinois.

Segment Information

ComEd operates in one business segment.

Variable Interest Entities

FIN 46 and its revision FIN 46-R addressed the requirements for consolidating certain variable interest entities. FIN 46 was effective for ComEd’s variable interest entities created after January 31, 2003. FIN 46-R was effective December 31, 2003 for ComEd’s variable interest entities that were considered to be special-purpose entities.

Pursuant to the provisions of FIN 46-R, as of December 31, 2003, the financing trusts formed prior to December 31, 2003 of ComEd, namely ComEd Financing II, ComEd Financing III, ComEd Funding LLC and ComEd Transitional Funding Trust, were deconsolidated from ComEd’s financial statements. Amounts owed to these financing trusts at December 31, 2006 and 2005 of $1.0 billion and $1.3 billion, respectively, were recorded as debt to financing trusts within ComEd’s Consolidated Balance Sheets.

This change in presentation related to the financing trusts had no effect on ComEd’s net income. In accordance with FIN 46-R, prior periods were not restated. The maximum exposure to loss as a result of ComEd’s involvement with the financing trusts was $34 million and $46 million at December 31, 2006 and 2005, respectively.

Revenues

Operating revenues are recorded as service is rendered or energy is delivered to customers. At the end of each month, ComEd accrues an estimate for the unbilled amount of energy delivered or services provided to customers (see Note 3 – Accounts Receivable).

Income Taxes

Deferred Federal and state income taxes are provided on all significant temporary differences between the book basis and the tax basis of assets and liabilities and for tax benefits carried forward. Investment tax credits previously utilized for income tax purposes have been deferred on ComEd’s Consolidated Balance Sheets and are recognized in book income over the life of the related property.

Pursuant to the Internal Revenue Code and relevant state taxing authorities, Exelon and its subsidiaries file consolidated income tax returns for Federal and certain state jurisdictions, which include its subsidiaries in which it owns at least 80% of the outstanding stock. ComEd records an income tax valuation allowance for deferred tax assets which are not more likely than not to be realized in the future. See Note 9 – Income Taxes for further information.

ComEd is a party to an agreement (Tax Sharing Agreement) with Exelon and other subsidiaries of Exelon that provides for the allocation of consolidated tax liabilities. The Tax Sharing Agreement generally provides that each party is allocated an amount of tax similar to that which would be owed had the party been separately subject to tax. Any net benefit attributable to the parent is reallocated to other members. That allocation is treated as a contribution to the capital of the party receiving the benefit.

Losses on Reacquired and Retired Debt

Consistent with rate recovery for rate-making purposes, ComEd’s recoverable losses on reacquired debt related to regulated operations are deferred and amortized to interest expense over the life of the new debt issued to finance the debt redemption, or over the life of the original debt issuance if the debt is not refinanced. Losses on other reacquired debt are recognized as incurred in ComEd’s Consolidated Statements of Operations.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. See the Consolidated Statements of Changes in Shareholders’ Equity and the Consolidated Statements of Comprehensive Income (Loss) for further detail, including the components of comprehensive income (loss).

Cash and Cash Equivalents

ComEd considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

Allowance for Uncollectible Accounts

The allowance for uncollectible accounts reflects ComEd’s best estimate of probable losses in the accounts receivable balance. The allowance is based on known troubled accounts, historical experience and other currently available evidence. Customer accounts are generally considered delinquent if the amount billed is not received by the time the next bill is issued, which normally occurs on a monthly basis. Customer accounts are written off based upon approved regulatory requirements.

The provision for uncollectible accounts for the years ended December 31, 2006, 2005 and 2004 was $33 million, $24 million and $37 million, respectively.

Inventories

Inventory is recorded at the lower of cost or market, and provisions are made for excess and obsolete inventory. Materials and supplies inventory generally includes the average costs of transmission and distribution materials. Materials are generally charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Marketable Securities

Marketable securities are classified as available-for-sale securities and are reported at fair value pursuant to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115). Unrealized gains, net of tax, for ComEd’s available-for-sale securities are reported in other comprehensive income.

Leases

ComEd accounts for leases in accordance with SFAS No. 13, “Accounting for Leases” and determines whether its long-term purchase power and sales contracts are leases pursuant to EITF Issue No. 01-8, “Determining Whether an Arrangement is a Lease”. At the inception of the lease, or subsequent modification, ComEd determines whether the lease is an operating or capital lease based upon its terms and characteristics.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. The cost of maintenance, repairs and minor replacements of property is charged to maintenance expense as incurred.

Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation in accordance with the composite method of depreciation. ComEd’s depreciation expense, which is included in cost of service for rate purposes, includes the estimated cost of dismantling and removing plant from service upon retirement. Removal costs reduce the related regulatory liability. For unregulated property, the cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts.

See Note 4 – Property, Plant and Equipment and Note 15 – Supplemental Financial Information for additional information regarding property, plant and equipment.

Capitalized Software Costs

Costs incurred during the application development stage of software projects that are developed or obtained for internal use are capitalized. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed ten years. Certain capitalized software costs are being amortized over five to fifteen years pursuant to regulatory approval. At December 31, 2006 and 2005, net unamortized capitalized software costs totaled $118 million and $122 million, respectively. During 2006, 2005 and 2004, ComEd amortized $21 million, $22 million and $34 million, respectively, of capitalized software costs.

Depreciation and Amortization

Depreciation is generally provided over the estimated service lives of property, plant and equipment on a straight-line basis using the composite method. ComEd’s depreciation includes a provision for estimated removal costs as authorized by the ICC. Annual depreciation provisions for financial reporting purposes, presented by average service life and as a percentage of average service life for each year, are presented in the table below for ComEd’s electric transmission and distribution assets.

	2006	2005	2004
Average Service Life in Years	5-75	5-75	5-75
Average Service Life Percentage	3.34%	3.44%	3.49%

Amortization of regulatory assets is provided over the recovery period specified in the related legislation or regulatory agreement. See Note 15 – Supplemental Financial Information for further information regarding the amortization of ComEd’s regulatory assets.

Allowance for Funds Used During Construction

ComEd applies SFAS No. 71 to calculate the allowance for funds used during construction (AFUDC), which is the cost, during the period of construction, of debt and equity funds used to finance construction projects for regulated operations. AFUDC is recorded as a charge to construction work in progress and as a non-cash credit to AFUDC that is included in interest expense for debt-related funds and other income and deductions for equity-related funds. The rates used for capitalizing AFUDC are computed under a method prescribed by regulatory authorities. The following table summarizes total cost incurred and credits of AFUDC by year:

	2006	2005	2004
Total incurred interest (a)	$317	$297	$369
Credits to AFUDC debt and equity	12	7	3

(a)	Includes interest expense to affiliates.

Guarantees

In accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (FIN 45), ComEd recognizes, at the inception of a guarantee, a liability for the fair market value of the obligations they have undertaken in issuing the guarantee, including the ongoing obligation to perform over the term of the guarantee in the event that the specified triggering events or conditions occur.

The liability that is initially recognized at the inception of the guarantee is reduced as ComEd is released from risk under the guarantee. Depending on the nature of the guarantee, ComEd’s release from risk may be recognized only upon the expiration or settlement of the guarantee or by a systematic and rational amortization method over the term of the guarantee. The recognition and subsequent adjustment of the liability are highly dependent upon the nature of the associated guarantee. See Note 14 – Commitments and Contingencies for further information.

Asset Impairments

Long-Lived Assets. ComEd evaluates the carrying value of long-lived assets to be held and used for impairment whenever indications of impairment exist in accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). The carrying value of long-lived assets is considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by available market valuations or, if applicable, discounted cash flows.

Upon meeting certain criteria defined in SFAS No. 144, the assets and associated liabilities that compose a disposal group are classified as held for sale and presented separately on the Consolidated Balance Sheets. The carrying value of these assets is adjusted downward, if necessary, to the estimated sales price, less cost to sell.

Goodwill. Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed in the acquisition of a business. Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill is not amortized but is tested for impairment at least annually or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. See Note 5 – Goodwill for information regarding the application of SFAS No. 142 and the results of goodwill impairment studies that have been performed, which include the $776 million and $1.2 billion goodwill impairment charges recorded in 2006 and 2005, respectively.

Derivative Financial Instruments

ComEd may enter into derivatives to manage its exposure to fluctuations in interest rates, changes in interest rates related to planned future debt issuances and changes in the fair value of outstanding debt. ComEd has derivatives related to one wholesale contract and certain other contracts to manage the market price exposures to several wholesale contracts that extend into 2007, which is beyond the expiration of ComEd’s long-term power purchase agreement (PPA) with Exelon Generation Company, LLC (Generation). The supplier forward contracts that ComEd has entered into as part of the initial ComEd procurement auction (See Note 2 – Regulatory Issues) are deemed to be derivatives that qualify for the normal purchase exception to SFAS No. 133, “Accounting for Derivatives and Hedging Activities” (SFAS No. 133). ComEd does not enter into derivatives for speculative or trading purposes. ComEd’s derivative activities are in accordance with Exelon’s Risk Management Policy (RMP). ComEd accounts for derivative financial instruments under SFAS No. 133. Under the provisions of SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value unless they qualify for a normal purchases or normal sales exception. Derivatives on the balance sheet are presented as current or noncurrent mark-to-market derivative assets or liabilities. Cash inflows and outflows related to derivative instruments are included as a component of operating, investing or financing cash flows in the statement of cash flows, depending on the underlying nature of ComEd’s hedged items. Changes in the fair value of derivatives are recognized in earnings unless specific hedge accounting criteria are met, in which case those changes are recorded in earnings as an offset to the changes in fair value of the exposure being hedged or deferred in accumulated other comprehensive income and recognized in earnings as hedged transactions occur. Amounts recorded in earnings are included in other, net within ComEd’s Consolidated Statements of Operations.

Revenues and expenses on contracts that qualify as normal purchases or normal sales are recognized when the underlying physical transaction is completed. “Normal” purchases and sales are contracts where physical delivery is probable, quantities are expected to be used or sold in the normal course of business over a reasonable period of time, and price is not tied to an unrelated underlying derivative. If it were determined that a transaction designated as a “normal” purchase or a “normal” sale no longer met the scope exceptions, the fair value of the related contract would be recorded on the balance sheet and immediately recognized through earnings.

A derivative financial instrument can be designated as a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair-value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge). Changes in the fair value of a derivative that is highly effective, and is designated and qualifies as, a fair-value hedge, are recognized in earnings as offsets to the changes in fair value of the exposure being hedged. Changes in the fair value of a derivative that is highly effective, and is designated and qualifies as, a cash-flow hedge are deferred in accumulated other comprehensive income and are recognized in earnings as the hedged transactions occur. Any ineffectiveness is recognized in earnings immediately. On an ongoing basis, ComEd assesses the hedge effectiveness of all derivatives that are designated as hedges for accounting purposes in order to determine that each derivative continues to be highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that the derivative is not highly effective as a hedge, hedge accounting will be discontinued prospectively.

Severance Benefits

ComEd participates in Exelon’s ongoing severance plans, which are accounted for in accordance with SFAS No. 112, “Employer’s Accounting for Postemployment Benefits, an amendment of FASB Statements No. 5 and 43” (SFAS No. 112) and SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (SFAS No. 88). Amounts associated with severance benefits that are considered probable and can be reasonably estimated are accrued. See Note 7 – Severance Accounting for further discussion of ComEd’s accounting for severance benefits.

Retirement Benefits

ComEd participates in Exelon’s defined benefit pension plans and postretirement plans. Exelon’s defined benefit pension plans and postretirement benefit plans are accounted for in accordance with SFAS No. 87, “Employer’s Accounting for Pensions”, SFAS No. 88, SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions” (SFAS No. 106), FASB Staff Position (FSP) FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP FAS 106-2) and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158), and are disclosed in accordance with SFAS No. 132-R, “Employers’ Disclosures about Pensions and Other Postretirement Benefits – an Amendment of FASB Statements No. 87, 88, and 106” (revised 2003) and SFAS No. 158. See Note 11 – Retirement Benefits for further discussion of ComEd’s accounting for retirement benefits.

FSP FAS 106-2. Through Exelon’s postretirement benefit plans, ComEd provides retirees with prescription drug coverage. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Prescription Drug Act) was enacted on December 8, 2003. The Prescription Drug Act introduced a prescription drug benefit under Medicare as well as a Federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit. Management believes the prescription drug benefit provided under Exelon’s postretirement benefit plans is at least actuarially equivalent to the Medicare prescription drug benefit. In response to the enactment of the Prescription Drug Act, in May 2004, the FASB issued FSP FAS 106-2, which provided transition guidance for accounting for the effects of the Prescription Drug Act and superseded FSP FAS 106-1, which had been issued in January 2004. FSP FAS 106-1 permitted a plan sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer the accounting for the effects of the Prescription Drug Act. ComEd made the one-time election allowed by FSP FAS 106-1 during the first quarter of 2004. During the second quarter of 2004, ComEd early adopted the provisions of FSP FAS 106-2, resulting in a reduction in net periodic postretirement benefit cost.

Foreign Currency Translation

The financial statements of ComEd’s foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rates at the end of the periods for the Consolidated Balance Sheets and on weighted-average rates for the periods for the Consolidated Statements of Operations. Starting in 2006, ComEd does not report any foreign currency translation adjustments since ComEd no longer owns any foreign subsidiaries. Foreign currency translation adjustments, net of deferred income tax benefits, were reflected as a component of other comprehensive income (loss) on ComEd’s Consolidated Statements of Comprehensive Income (Loss) and, accordingly, had no effect on net income (loss).

New Accounting Pronouncements

ComEd has identified the following new accounting pronouncements that either have been recently adopted or issued that may affect ComEd upon adoption.

SFAS No. 123-R

ComEd participates in Exelon’s stock-based compensation plans. Exelon grants stock-based awards through its Long-Term Incentive Plans (LTIPs), which primarily include stock options and performance share awards. Prior to January 1, 2006, Exelon accounted for these stock-based awards under the intrinsic value method of Accounting Principles Board (APB) No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). This method under APB No. 25 resulted in no expense being recorded for stock option grants in 2005. On January 1, 2006, Exelon adopted Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123-R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123) and supersedes APB No. 25. SFAS No. 123-R requires that compensation cost relating to stock-based payment transactions be recognized in the financial statements. That cost is measured on the fair value of the equity or liability instruments issued. SFAS No. 123-R applies to all of Exelon’s outstanding unvested stock-based awards as of January 1, 2006 and all prospective awards using the modified prospective transition method without restatement of prior periods.

ComEd is allocated a portion of the stock-based compensation costs incurred by Exelon. ComEd’s stock-based compensation expense (pre-tax) during the twelve months ended December 31, 2006, 2005 and 2004 was $12 million, $2 million and $3 million, respectively.

2005 and 2004 Pro Forma Information

The table below shows the effect on ComEd’s net income (loss) had Exelon elected to account for all of its stock-based compensation plans using the fair-value method under SFAS No. 123 for the twelve months ended December 31, 2005 and 2004:

	Year Ended December 31, 2005	Year Ended December 31, 2004
Net income (loss)—as reported	$(685)	$676
Deduct: Total stock-based compensation expense determined under fair-value method for all awards, net of income taxes(a)	3	5

Pro forma net income (loss)	$(688)	$671

(a)	The fair value of stock options granted was estimated using a Black-Scholes-Merton option-pricing model.

This note should be read in conjunction with Note 1 of the Combined Notes to the Consolidated Financial Statements included in Exelon’s Form 10-K for the year ended December 31, 2006 for more information on Exelon’s stock-based compensation plans.

SFAS No. 155

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, amendment of FASB Statements No. 133 and 140” (SFAS No. 155). SFAS No. 155 gives entities the option of applying fair value accounting to certain hybrid financial instruments in their entirety if they contain embedded derivatives that would otherwise require bifurcation under SFAS No. 133. SFAS No. 155 was effective for ComEd as of January 1, 2007. The adoption of this standard did not have a material impact on ComEd.

FSP FIN 46(R)-6

In April 2006, the FASB issued FSP FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (FSP 46(R)-6). This pronouncement provides guidance on how a reporting enterprise should determine the variability to be considered in applying FIN 46-R, which could impact the assessment of whether certain variable interest entities are consolidated. FSP 46(R)-6 was effective for ComEd on July 1, 2006. The adoption of this standard did not have a material impact on ComEd in 2006. As the provisions of FSP 46(R)-6 are applied prospectively, the impact to ComEd cannot be determined until the transactions occur.

FIN 48

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109). FIN 48 applies to all income tax positions taken on previously filed tax returns or expected to be taken on a future tax return. FIN 48 prescribes a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon ultimate settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold for purposes of applying FIN 48. Therefore, if it can be established that the only uncertainty is when an item is taken on a tax return, such positions have satisfied the recognition step for purposes of FIN 48 and any uncertainty related to timing should be assessed as part of measurement. FIN 48 also requires that the amount of interest expense and income to be recognized related to uncertain tax positions be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized in accordance with FIN 48 and the amount previously taken or expected to be taken in a tax return.

FIN 48 was effective for ComEd as of January 1, 2007. The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings. Adjustments to goodwill or regulatory accounts associated with the implementation of FIN 48 will be based on other applicable accounting standards. ComEd has not fully completed the process of evaluating the impact of adopting FIN 48. Nevertheless, ComEd has performed procedures to identify a range of the anticipated impacts of the adoption of FIN 48. The adoption of FIN 48 is not anticipated to have a material impact on ComEd’s January 1, 2007 balance of retained earnings. The estimated impact of the adoption of FIN 48 on ComEd’s financial statements is subject to change due to potential changes in interpretation of FIN 48 by the FASB and other regulatory bodies and the finalization of ComEd’s adoption efforts.

EITF 06-3

In June 2006, the FASB ratified EITF Issue No. 06-3, “How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation)” (EITF 06-3). EITF 06-3 provides guidance on disclosing the accounting policy for the income statement presentation of any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross (included in revenues and costs) or a net (excluded from revenues) basis. In addition, EITF 06-3 requires disclosure of any such taxes that are reported on a gross basis as well as the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented. EITF 06-3 will be effective for ComEd as of January 1, 2007. ComEd discloses taxes that are imposed on and concurrent with a specific revenue-producing transaction in accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” ComEd’s utility taxes are presented on a gross basis (see Note 15 – Supplemental Financial Information). As EITF 06-3 provides only disclosure requirements, the adoption of this standard did not have a material impact on ComEd.

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not change the requirements to apply fair value in existing accounting standards. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability. SFAS No. 157 will be effective for ComEd as of January 1, 2008 and ComEd is currently assessing the impact that SFAS No. 157 may have on its financial statements.

SAB No. 108

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB No. 108) regarding the quantification of financial statement misstatements. SAB No. 108 requires a “dual approach” for quantifications of errors using both a method that focuses on the income statement impact, including the cumulative effect of prior years’ misstatements, and a method that focuses on the period-end balance sheet. SAB No. 108 will be effective for ComEd as of January 1, 2007. The adoption of this standard did not have a material impact on ComEd.

Cumulative Effect of Changes in Accounting Principles

FIN 47. In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), which clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143), refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 was effective for ComEd as of December 31, 2005. See Note 10 – Asset Retirement Obligations for further information. During 2005, ComEd recorded a charge of $9 million (net of income taxes of $6 million) as a cumulative effect of a change in accounting principle pursuant to the adoption of FIN 47.

FIN 46-R. See discussion of the adoption of FIN 46-R within the “Variable Interest Entities” discussion above.

The adoption of these standards did not have a material impact on ComEd’s historical Consolidated Statements of Operations.

2. Regulatory Issues

The legislatively mandated transition and rate freeze period in Illinois ended in January 2007. Associated with the end of this rate freeze, ComEd is engaged in various regulatory and legislative proceedings to establish rates for the post-2006 period, which are more fully described below.

Illinois Procurement Case. On February 25, 2005, ComEd made a filing with the ICC to seek regulatory approval of tariffs that would authorize ComEd to bill its customers for electricity costs incurred under a reverse-auction competitive bidding process (the Procurement Case). On January 24, 2006, the ICC, by a unanimous vote, approved a reverse-auction competitive bidding process for procurement of electricity by ComEd after the end of the transition period. This approval, currently under appeal before the Illinois Appellate Court, should provide ComEd with stability and greater certainty that it will be able to procure energy through the auction process and pass through the costs of that energy to ComEd’s customers through a transparent market mechanism. The energy price that resulted from the first auction is locked in until June 2008. The reverse-auction competitive bidding process is administered by an independent auction manager, with oversight by the ICC staff. On December 6, 2006, the ICC staff released its report on the auction, which generally spoke favorably of the process and the outcome. The report recommended the continued use of the reverse-auction for future electric power procurement. In order to mitigate the effects of changes in future prices, electricity to serve residential and commercial customers with loads less than 400kW will be procured through staggered contracts.

The ICC will subsequently review on an annual basis the prudence of ComEd’s electricity purchases, but compliance with the ICC-approved reverse-auction process will establish a rebuttable presumption of prudence. Various parties, including governmental and consumer representatives and ComEd, have filed petitions for review of portions of the order with the Illinois Appellate Court. While ComEd is generally supportive of the order in the Procurement Case, ComEd has objected to the requirement for an after-the-fact prudence review. On June 2, 2006, the Illinois Attorney General filed a petition with the Illinois Supreme Court asking the Supreme Court to hear the matter on direct appeal, to grant expedited review of the pending appeals, and to stay implementation of the auction pending appeal. On August 4, 2006, the Illinois Supreme Court denied this petition. The Illinois Attorney General filed a petition with the Illinois Appellate Court asking for a stay of implementation of the ICC order in the Procurement Case pending the Illinois Appellate Court’s decision on the appeals. That request was denied on August 23, 2006. On December 29, 2006, the Illinois Appellate Court denied the Illinois Attorney General’s request for a stay of implementation of the ICC order in the Procurement Case. On January 11, 2007, the Illinois Supreme Court denied the Illinois Attorney General’s motion for a stay. The appeals before the Illinois Appellate Court are still pending.

Initial ComEd Auction. The first procurement auction for ComEd’s entire load took place during September 2006 for electricity to be delivered beginning in January 2007. It took place contemporaneously with auctions for the load of the Illinois electric utilities that are subsidiaries of Ameren Corporation (Ameren). Auction participants bid on several different products including 17-, 29- and 41-month contracts that will be “blended” together and used to serve residential and small commercial customers, a 17-month “annual” product that will be used to serve larger non-residential customers, and a variably priced “hourly” product that would be used to serve customers who either select hourly service or are not eligible to receive fixed price service. The ICC accepted the auction results related to the blended and annual products but rejected the auction results for the hourly product. Under ComEd’s tariffs, electricity that would have been procured through the hourly auction is currently being purchased in the PJM Interconnection, LLC (PJM) administered wholesale electricity markets.

ComEd has entered into supplier forward contracts with all of those who have won shares of the ComEd products through the auction. Suppliers were limited to winning no more than 35% in either the fixed price section or the hourly price section of the auction (for either the ComEd or the Ameren auctions). In the ComEd auction, Generation won 35% of the fixed price auction. The following table presents the clearing prices for each product set in the first auction for ComEd:

	Price per MWh
Product	17-month contract	29-month contract	41-month contract
Annual	$90.12	N/A	N/A
Blended	$63.96	$64.00	$63.33

The following table presents the tranches won by each supplier for the ComEd auction. Suppliers won bids for tranches or “slices” of electricity and are required to supply a fixed percentage of the total load regardless of that level of load. Each supplier is required to provide a variable quantity of power based on the tranches won.

Suppliers	Annual Product 17-month contract	Blended Product 17-month contract	Blended Product 29-month contract	Blended Product 41-month contract
American Electric Power Service Corporation	5	3	—	—
Conectiv Energy Supply, Inc.	3	—	6	1
Constellation Energy Commodities Group, Inc	22	—	3	—
DTE Energy Trading, Inc	3	3	4	—
Edison Mission Marketing & Trading, Inc	—	19	22	—
Energy America, LLC	—	4	—	—
Exelon Generation Company, LLC	1	—	38	89
FPL Energy Power Marketing, Inc	9	6	—	—
J. Aron & Company	—	15	10	—
J.P. Morgan Ventures Energy Corporation	—	27	4	1
Morgan Stanley Capital Group, Inc	37	6	—	—
PPL EnergyPlus, Inc	—	6	6	2
Sempra Energy Trading Corp	8	—	—	—
WPS Energy Services, Inc	—	3	—	—

	88	92	93	93

The next auction is scheduled for January 2008 for the period June 2008 through May 2009 (and up to May 2011 for portions of the blended product). Auctions will be held annually thereafter covering the next June to May twelve-month and thirty-six-month periods.

Rate Freeze Extension Proposal. On February 24, 2006, House Bill 5766 (HB 5766) was introduced in the Illinois General Assembly and was referred to the Rules Committee. HB 5766, if enacted, would extend the transition period rate freeze in Illinois until at least 2010. On October 9, 2006, an amendment was filed to Senate Bill 1714 (SB 1714), which was substantively the same as HB 5766, and the House Electric Utility Oversight Committee, by a 9 to 4 vote, with one member voting present, approved the amendment to SB 1714. Various similar bills and amendments followed, as did “compromise” legislation that would not freeze rates but would mandate interest-free phase-ins of the increases and require contributions of $33 million for customer assistance, renewable energy and efficiency programs. Rate freeze legislation, which was amended to include a rollback of rates to 2006 levels and was strongly supported by the Speaker of the Illinois House of Representatives (House), was passed by the House on January 7, 2007, but was not called for a vote in the Illinois Senate (Senate) before the end of that legislative session on January 9, 2007. The “compromise” legislation, strongly advocated by the Senate President and supported by the Senate and House minorities, was passed by the Senate in that legislative session, but it was not called for a vote in the House. That legislative session ended on January 9, 2007 without any legislation having passed both the House and the Senate. All legislation pending at the close of the legislative session on January 9, 2007 expired. A new session is underway and legislation similar to previously proposed legislation has been reintroduced. ComEd is unable to predict the final disposition of any legislation that may be presented during 2007 to rollback rates, change the end of the mandated transition and rate freeze period in Illinois, or otherwise. ComEd believes a rate rollback and freeze, if enacted into law, would have serious detrimental effects on Illinois, ComEd and consumers of electricity. If legislation similar to the “compromise” bill previously passed by the Senate to phase-in the rate increases is enacted, there would be material adverse effects on ComEd’s results of operations and cash flows as the “compromise” bill did not provide for the recovery of carrying charges. See “Post-2006 Summary” below for further detail. ComEd believes such legislation, if enacted into law, will violate Federal law and the U.S. Constitution, and ComEd is prepared to vigorously challenge any such legislation in court.

Residential Rate Stabilization Program. In a December 20, 2006 order, the ICC approved a program, proposed by ComEd, to mitigate the impact on ComEd’s residential customers of ComEd’s transition from almost a decade of reduced and frozen rates to rates that reflect the current cost of providing service. The program includes an “opt-in” feature to give residential customers the choice to participate in the program. Average annual residential electric rate increases would be capped at 10% in each of 2007, 2008 and 2009 for customers choosing to participate in the program. For those customers, costs that exceed the caps would be deferred and recovered over three years from 2010 to 2012. Deferred balances will be assessed an annual carrying charge of 3.25%. If ComEd’s rate increases are less than the caps in 2008 and 2009, ComEd would begin to recover deferred amounts up to the caps with carrying costs. The program would terminate upon a force majeure event, upon a ComEd bankruptcy, or if ComEd’s senior unsecured credit ratings from the three major credit rating agencies fall below investment grade. This order also strongly encouraged, but did not require, ComEd to make contributions to environmental and customer assistance programs – see “Renewable Energy Filings” below. This order is subject to rehearing and appeal.

Illinois Rate Case. On August 31, 2005, ComEd filed a rate case with the ICC to comprehensively review its tariff and to adjust ComEd’s rates for delivering electricity effective January 2007 (Rate Case). ComEd proposed a revenue increase of $317 million. The ICC staff and several intervenors in the Rate Case, including the Illinois Attorney General, suggested and provided testimony that ComEd’s rates for delivery services should be reduced. The commodity component of ComEd’s rates will be established by the reverse-auction process in accordance with the ICC rate order in the Procurement Case. On June 8, 2006, the administrative law judges (ALJs) issued a proposed order recommending a revenue increase of $164 million which included ComEd’s request for recovery of several items that previously were recorded as expense. On July 26, 2006, the ICC issued its order in the Rate Case which approved a delivery services revenue increase of approximately $8 million of the $317 million proposed revenue increase requested by ComEd. The ICC order approved ComEd’s requested recovery of several items which previously were recorded as expense. However, the ICC disallowed rate base treatment (return) for ComEd’s prepaid pension asset and disallowed the recovery of certain administrative and general expenses. These disallowances did not result in an immediate write-off because the prepaid pension asset should be recovered as pension cost is recognized and recovered from customers in the future. The ICC rate order also provided for lower returns on rate base than ComEd had requested. See Note 14 – Commitments and Contingencies for further information. The ICC subsequently granted in part requests for rehearing of ComEd and various other parties. On December 20, 2006, the ICC issued an order on rehearing that increased the amount previously approved by approximately $74 million, including a partial return on the pension asset, for a total rate increase of $83 million. ComEd and various other parties have appealed the rate order to the courts. It is unlikely the appeal will be resolved until the second half of 2007 at the earliest. In the event the order is ultimately changed, the changes should be prospective only.

Real-Time Pricing Program. In 2006, the ICC approved a real-time pricing program which will offer residential customers an alternative to standard flat-rate utility billing. Starting in 2007, residential customers registered in the program will be able to control their electricity bills by using less power during higher-priced time periods.

Original Cost Audit. In the Rate Case, the ICC ordered an “original cost” audit of ComEd’s distribution assets. The ICC order did not find that any portion of ComEd’s delivery service assets should be disallowed because it was unreasonable in amount, imprudently incurred or not used and useful. The ICC rate order does not provide for a new review of these issues but instead provides that the ICC-appointed auditors determine whether the costs of ComEd’s distribution assets were properly recorded on ComEd’s financial statements at their original costs. The result of this audit will be addressed through a separately docketed proceeding. The original cost audit report is expected to be finalized in 2007 with an ICC proceeding to follow the issuance of the report. This proceeding may extend into 2008. ComEd is unable to predict the results of this audit but does not believe the results of the audit will have a material impact on ComEd’s financial position or results of operations.

Customers’ Affordable Reliable Energy. In July 2006, ComEd implemented Customers’ Affordable Reliable Energy (CARE), an initiative to help customers prepare for electricity rate increases coming in 2007 after the expiration of the rate freeze in Illinois. In addition to the residential rate stabilization program discussed above, CARE includes a variety of energy efficiency, low-income and senior citizen programs to help mitigate the impacts of the rate increase on customers’ bills. ComEd spent approximately $9 million for CARE in 2006.

Renewable Energy Filings. The ICC, in a January 24, 2006 order, ordered its staff to initiate three separate rulemakings regarding demand response programs, energy efficiency programs and renewable energy resources. These rulemakings have proceeded with ComEd’s active participation. On October 12, 2006, the ICC voted 5 to 0 to dismiss the three rulemaking proceedings.

On April 4, 2006, ComEd filed with the ICC a request for ICC approval to purchase and receive recovery of costs associated with the output of a portfolio of competitively procured wind resources of approximately 300 MW. The filing supports the ICC’s resolution of July 19, 2005 which endorsed the Illinois Governor’s proposal for a voluntary initiative in which electric suppliers would obtain resources equal to 2% of electricity sold to Illinois retail customers from renewable energy resources by the end of 2007 and gradually increasing to a target of 8% by 2013 (the Plan). This filing covers the first year’s wind-only procurement associated with the Plan. ComEd asked, and the ALJ agreed, to continue these proceedings until February 2007.

In the ICC’s December 20, 2006 order approving ComEd’s residential rate stabilization program, the ICC also strongly encouraged, but did not require, ComEd to make contributions totaling $30 million to environmental and customer assistance programs. ComEd is currently evaluating this request. ComEd has 60 days from the date of this order to file a proposal for the programs it plans to fund or implement. The ICC has 150 days to approve or modify the proposal. ComEd is currently evaluating the manner in which it may offer renewable energy programs at the ICC’s encouragement. ComEd has included energy efficiency and demand response programs as a part of its ComEd CARE initiative, sponsored to assist customers with mitigating impacts of higher prices beginning in 2007 and may undertake additional demand response, energy efficiency and renewable energy related initiatives in the future; however, such initiatives will likely be dependent on the resolution of other regulatory and legislative issues mentioned previously.

Post-2006 Summary. ComEd cannot predict the results of any rehearings or appeals in the Rate Case or the Procurement Case or whether the Illinois General Assembly might pass rate roll back and freeze legislation or take other action that could have a material effect on the outcome of the regulatory process. If the price which ComEd is ultimately allowed to bill to customers for electricity is below ComEd’s cost to procure and deliver electricity, ComEd expects that it will suffer adverse consequences, which could be material. ComEd believes that these potential material adverse consequences could include, but may not be limited to, reduced earnings for ComEd, further reduction of ComEd’s credit ratings, limited or lost access for ComEd to credit markets to finance operations and capital investment, and loss of ComEd’s capacity to enter into bilateral long-term energy procurement contracts, which may force ComEd to procure electricity at more volatile spot market prices, all of which could lead ComEd to seek protection through a bankruptcy filing. Moreover, to the extent ComEd is not permitted to recover its costs, ComEd’s ability to maintain and improve service may be diminished and its ability to maintain reliability may be impaired. In the nearer term, these prospects could have adverse effects on ComEd’s liquidity if vendors reduce credit or shorten payment terms or if ComEd’s financing alternatives become more limited and significantly less flexible. Additionally, if ComEd’s ability to recover its costs from customers through rates is significantly affected, all or a portion of ComEd’s business could be required to cease applying SFAS No. 71, which covers the accounting for the effects of rate regulation and which would require ComEd to eliminate the financial statement effects of regulation for the portion of ComEd’s business that ceases to meet the criteria. This would result in the elimination of all associated regulatory assets and liabilities that ComEd had recorded on its Consolidated Balance Sheets through the recording of a one-time extraordinary gain on its Consolidated Statements of Operations and Comprehensive Income (Loss). At December 31, 2006, the income statement gain could have been as much as $2.3 billion (before taxes) at ComEd. Finally, the impacts and resolution of the above items could lead to an additional impairment of ComEd’s goodwill, which would be significant and at least partially offset the extraordinary gain discussed above. See Note 5 – Goodwill for further information related to ComEd’s goodwill.

Return on Common Equity Threshold. Under Illinois legislation, if the two-year average of the earned return on common equity of a utility through December 31, 2006 exceeded an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on a two-year average of the Monthly Treasury Bond Long-Term Average Rates (20 years and above) plus 8.5% in the years 2000 through 2006. Earnings for purposes of ComEd’s threshold include ComEd’s net income calculated in accordance with GAAP and reflect the amortization of regulatory assets. Under Illinois statute, any impairment of goodwill would have no impact on the determination of the cap on ComEd’s allowed equity return during the transition period. ComEd has not triggered the earnings sharing provision through 2006. Beginning in 2007, this provision is no longer applicable to ComEd.

Delivery Service Rates. On March 3, 2003, ComEd entered into, and the ICC subsequently entered orders that implemented, an agreement (Agreement) with various Illinois retail market participants and other interested parties that settled, among other things, delivery service rates and the market value index proceeding and facilitated competitive service declarations for large-load customers and an extension of ComEd’s PPA with Generation. The effect of the Agreement was to lower competitive transition charge (CTC) collections that ComEd received from customers who took electricity from a competitive electric generation supplier or under the purchase power option (PPO) through 2006. The Agreement also allowed customers to lock in current CTCs for multiple years. ComEd collected $40 million, $105 million and $169 million in CTC revenues during 2006, 2005 and 2004, respectively. CTC collections ended with the transition on January 1, 2007.

Open Access Transmission Tariff. On November 10, 2003, FERC issued an order allowing ComEd to put into effect, subject to refund and rehearing, new transmission rates designed to reflect nearly $500 million of infrastructure investments made since 1998; however, because of the Illinois retail rate freeze and the method for calculating CTCs, the increase has not significantly increased operating revenues. As noted, both the rate freeze and CTCs ended in January 2007. During the third quarter of 2004, a settlement agreement was reached, which was approved by FERC during the fourth quarter of 2004, which established new rates that became effective May 1, 2004.

Through and Out (T&O) Rates and Seams Elimination Charge/Cost Adjustment/Assignment (SECA). In November 2004, FERC issued two orders authorizing ComEd to recover amounts for a limited time during a specified transitional period as a result of the elimination of T&O rates for transmission service scheduled out of, or across, its transmission system and ending within pre-expansion territories of PJM or Midwest Independent System Operators (MISO). T&O rates were terminated pursuant to FERC orders, effective December 1, 2004. The new rates, known as SECA, were collected from load-serving entities and paid to transmission owners within PJM and MISO over a transitional period from December 1, 2004 through March 31, 2006, subject to refund, surcharge and hearing. As a load-serving entity, ComEd was also required to pay SECA rates during the transitional period based on the benefits it received from the elimination of T&O rates of other transmission owners within PJM and MISO. Since the inception of the SECA rates in December 2004, ComEd has recorded approximately $49 million of SECA collections net of SECA charges, including $5 million during the year ended December 31, 2006. Management of ComEd believes that appropriate reserves have been established in the event that some portion of SECA collections are required to be refunded. A hearing was held in May 2006 and the ALJ issued an initial decision on August 10, 2006. The ALJ’s initial decision indicated that the transmission owners overstated their lost revenues in their compliance filings and the SECA rate design was flawed. Additionally, the ALJ recommended that the transmission owners should be ordered to refile their respective compliance filings related to SECA rates. ComEd has filed exceptions to the initial decision and FERC, on review, will determine whether or not to accept the ALJ’s recommendation. There is no timeline for FERC to act on this matter. Settlements have been reached with various parties. FERC has approved several of these settlements while others are still awaiting final execution and/or FERC approval. The ultimate outcome of the proceeding establishing SECA rates is uncertain, but ComEd does not believe ultimate resolution of this matter will be material to the results of operations or financial position.

PJM Transmission Design. On May 31, 2005, FERC issued an order creating an evidentiary hearing process to examine the existing PJM transmission rate design. A number of parties submitted testimony proposing the replacement of that rate design for existing facilities with several variations which could have an adverse impact on ComEd’s pre-tax operating income. FERC staff submitted testimony opposing adoption of all of those variations, and in the alternative recommended that FERC supplant the existing design in which customers in a zone pay a transmission rate based on the cost of transmission in that zone, with a postage stamp rate design across PJM in which a single, uniform charge would be applied for all existing transmission facilities. This proposal, if adopted, would also be expected to produce an adverse impact on ComEd’s pre-tax operating income. ComEd, as a member of the Responsible Pricing Alliance (comprised of most of the PJM transmission owners), submitted testimony opposing all changes and urging retention of the existing rate design at least through January 2008.

On July 13, 2006, the ALJ in the case issued an initial decision that recommends that FERC implement the postage stamp rate suggested by FERC staff, effective as of April 1, 2006, but also allows for the potential to phase in rate changes. On review of the matter, FERC will determine whether changes in rate design should be made, what those changes should be and their effective date. There is no set timeline for FERC to act on this matter. ComEd cannot predict how FERC will ultimately rule on this matter, including the effective date and if there would be any rates that may be subject to refund. ComEd also cannot estimate the final impact on its results of operations and cash flows. However, ComEd anticipates that all impacts of any rate design changes effective after December 31, 2006 should be recoverable through retail rates.

Customer Choice. All of ComEd’s retail customers are eligible to choose a competitive electric generation supplier and most non-residential customers may also buy electricity from ComEd at market-based prices under the PPO. One competitive electric generation supplier was granted approval to serve residential customers in the ComEd service territory. However, as of December 31, 2006, they are not currently supplying electricity to any of ComEd’s residential customers. As of December 31, 2006, approximately 20,300 non-residential customers, or 28% of ComEd’s annual retail kWh sales, had elected either the PPO or a competitive electric generation supplier. Customers who receive energy from a competitive electric generation supplier continue to pay a delivery charge.

The Energy Policy Act of 2005. The Energy Policy Act of 2005 (the Energy Policy Act), which was signed into law on August 8, 2005, implements several significant changes intended to improve electric reliability, promote investment in the transmission infrastructure, streamline electric regulation, improve wholesale competition, address problems identified in the western energy crisis and the Enron Corporation collapse, promote fuel diversity and cleaner fuel sources, and promote greater efficiency in electric generation, delivery and use.

The Energy Policy Act, through amendment of the Federal Power Act, also transferred to FERC certain additional authority. FERC was granted new authority to review the acquisition or merger of generating facilities, along with the responsibility to address more explicitly cross-subsidization issues in these situations. Additionally, FERC now has the authority to approve siting of electric transmission facilities located in national interest electric transmission corridors if states cannot or will not act in a timely manner to approve siting. The Energy Policy Act also required the creation of a self-regulating electric reliability organization with FERC oversight to enforce reliability rules. On July 20, 2006, pursuant to the

Energy Policy Act, FERC certified the North American Electric Reliability Corporation (NERC) as the nation’s Electric Reliability Organization. As a result, owners and operators of the bulk power transmission system, including ComEd, will be subject to mandatory reliability standards promulgated by NERC and enforced by FERC.

Additionally, the Energy Policy Act repealed PUHCA effective February 8, 2006. Since Exelon was a registered holding company under PUHCA, Exelon and its subsidiaries, including ComEd, were subject to a number of restrictions. These restrictions involved financings, investments and affiliate transactions. Exelon had an order under PUHCA authorizing financing transactions within certain limits. Exelon also had an order under PUHCA authorizing development activities, the formation of new intermediate subsidiaries for internal corporate structuring, internal corporate reorganizations, and investments in certain non-U.S. energy-related subsidiaries. PUHCA also limited the businesses in which Exelon could engage in and the investments that Exelon could make, and required that Exelon’s utility subsidiaries constituted a single system that could be operated in an efficient, coordinated manner. With the repeal of PUHCA, Exelon is no longer subject to those restrictions. However, Section 203 of the Federal Power Act, as amended by the Energy Policy Act and regulations thereunder, governs intercompany system financings and cash management arrangements, certain corporate internal reorganizations, and certain holding company acquisitions of public utility and holding company securities. FERC obtained additional jurisdiction for the review of affiliate transactions, and FERC’s financing jurisdiction resumes to the extent that it was preempted by PUHCA. With the repeal of PUHCA, the SEC’s financing jurisdiction under PUHCA for ComEd’s short-term financings reverted to FERC.

In February 2006, ComEd received an order from FERC approving its request for short-term financing authority with FERC in the amount of $2.5 billion, effective February 8, 2006 through December 31, 2007.

To the extent that the SEC’s jurisdiction under PUHCA preempted certain aspects of state regulation of Exelon, the repeal of PUHCA will permit the states in which Exelon and its subsidiaries, including ComEd, operate to adopt additional regulations if they so choose, absent any preemption by FERC.

3. Accounts Receivable

Customer accounts receivable at December 31, 2006 and 2005 included estimated unbilled revenues, representing an estimate for the unbilled amount of energy or services provided to customers, and allowance for uncollectible accounts as follows:

	2006	2005
Unbilled revenues	$296	$321
Allowance for uncollectible accounts	20	20

4. Property, Plant and Equipment

The following tables present a summary of property, plant and equipment by asset category as of December 31, 2006 and 2005:

Asset Category	2006	2005
Electric—transmission and distribution	$11,632	$10,882
Construction work in progress	256	253
Other property, plant and equipment (a)	14	24

Total property, plant and equipment	11,902	11,159

Less accumulated depreciation	1,445	1,253

Property, plant and equipment, net	$10,457	$9,906

(a)	Represents non-utility property.

5. Goodwill

Pursuant to SFAS No. 142, goodwill is not amortized, but is subject to an assessment for impairment at least annually, or more frequently, if events or circumstances indicate that goodwill might be impaired. The impairment assessment is performed using a two-step, fair-value based test. The first step compares the fair value of the reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step requires unrecognized intangible assets to be valued and then compares the carrying amount of the goodwill to the estimated fair value of the goodwill. If the fair value of goodwill is less than the carrying amount, an impairment loss is reported as a reduction to goodwill and a charge to operating expense.

In the assessment to estimate its fair value, ComEd used a probability-weighted, discounted cash flow model with multiple scenarios. The determination of the fair value was dependent on many sensitive, interrelated and uncertain variables including changing interest rates, utility sector market performance, capital structure, market prices for power, post-2006 rate regulatory structures, operating and capital expenditure requirements and other factors. Additionally, ComEd’s estimate of its fair value was compared to a fair value estimate determined by a third-party valuation firm. Changes from the assumptions used in the impairment review could possibly result in a future impairment loss of ComEd’s goodwill, which could be material.

The changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 were as follows:

Balance as of January 1, 2005	$4,705
Resolution of certain tax matters	(23)
Impairment	(1,207)

Balance as of January 1, 2006	3,475
Resolution of certain tax matters	(5)
Impairment	(776)

Balance as of December 31, 2006	$2,694

2006 Interim Goodwill Impairment Assessment. ComEd performs the annual goodwill impairment assessment in the fourth quarter of each year. However, due to the significant negative impact of the ICC’s July 2006 order in ComEd’s Rate Case to the cash flows and value of ComEd, an interim impairment assessment was completed during the third quarter of 2006. Based on the results of ComEd’s interim goodwill impairment analysis, which was determined using the same model and assumptions discussed above, ComEd recorded an impairment charge of $776 million associated with the write-off of the goodwill during the third quarter of 2006. See Note 2 – Regulatory Issues for further information regarding the Rate Case and the Procurement Case.

2006 Annual Goodwill Impairment Assessment. The annual goodwill impairment assessment was performed as of November 1, 2006. The first step of the annual impairment analysis, comparing the fair value of ComEd to its carrying value, including goodwill, indicated no additional impairment of goodwill.

2005 Annual Goodwill Impairment Assessment. The annual goodwill impairment assessment was performed as of November 1, 2005. The first step of the annual impairment analysis, comparing the fair value of ComEd to its carrying value, including goodwill, indicated an impairment of goodwill existed. The second step of the analysis indicated ComEd’s goodwill was impaired by $1.2 billion. This impairment was primarily driven by the fair value of ComEd’s below market PPA with Generation, the end of ComEd’s regulatory transition period at December 31, 2006 and the elimination of related transition revenues, developments in the regulatory and political environment as of November 1, 2005, anticipated increases in capital expenditures in future years and decreases in market valuations of comparable companies that are used to estimate the fair value of ComEd.

6. Fair Value of Financial Assets and Liabilities

Derivative Financial Assets and Liabilities

Interest-Rate Swaps

The fair values of ComEd’s interest-rate swaps are determined using quoted exchange prices, external dealer prices and available market pricing curves. At December 31, 2005, ComEd had $240 million of notional amounts of interest-rate swaps outstanding, which were settled on January 17, 2006 for a cash payment of approximately $1 million. At December 31, 2006, ComEd did not have any cash-flow hedges outstanding.

Fair-Value Hedges. ComEd may utilize fixed-to-floating interest-rate swaps from time to time as a means to achieve its targeted level of variable-rate debt as a percent of total debt. At December 31, 2005, ComEd had $240 million of notional amounts of fair-value hedges outstanding. Fixed-to-floating interest-rate swaps are designated as fair-value hedges, as defined in SFAS No. 133, and, as such, changes in the fair value of the swaps are recorded in earnings; however, as long as the hedge remains effective and the underlying liability remains outstanding, changes in the fair value of the swaps are offset by changes in the fair value of the hedged liabilities. Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. During 2006 and 2005, no amounts relating to fair-value hedges were recorded in earnings as a result of ineffectiveness.

Cash-Flow Hedges. ComEd may utilize interest-rate derivatives to lock in interest-rate levels in anticipation of future financings. Forward-starting interest-rate swaps are designated as cash-flow hedges, as defined in SFAS No. 133 and, as such, changes in the fair value of the swaps are recorded in accumulated other comprehensive income (OCI). Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. At December 31, 2006 and 2005, ComEd did not have any notional amounts of cash-flow hedges outstanding. During 2005, ComEd settled interest-rate swaps in the aggregate notional amount of $325 million as a result of a forecasted transaction no longer being probable, and recorded a pre-tax loss of $15 million which was included in other, net within ComEd’s Consolidated Statements of Operations.

Energy-Related Derivatives

ComEd has derivatives related to one wholesale contract and certain other contracts to manage the market price exposures to several wholesale contracts that extend into 2007, which is beyond the expiration of ComEd’s PPA with Generation. ComEd’s wholesale contract, which previously qualified for the normal sale exception pursuant to SFAS No. 133, has been recorded at fair value beginning in the first quarter of 2006 since the exception is no longer applicable. Additionally, the supplier forward contracts that ComEd has entered into as part of the initial ComEd procurement auction (See Note 2 – Regulatory Issues) are deemed to be derivatives that qualify for the normal purchase exception to SFAS No. 133. ComEd does not enter into derivatives for speculative or trading purposes.

At December 31, 2006, ComEd had a net current liability of $11 million ($6 million for cash flow hedges and $5 million for other derivatives) on its Consolidated Balance Sheets for the fair value of energy derivatives.

Cash-Flow Hedges. The table below provides details of effective cash-flow hedges under SFAS No. 133 included on ComEd’s Consolidated Balance Sheets as of December 31, 2006. The data in the table is indicative of the magnitude of SFAS No. 133 hedges ComEd has in place; however, since under SFAS No. 133 not all derivatives are recorded in OCI, the table does not provide an all-encompassing picture of ComEd’s derivatives. The table also includes a rollforward of accumulated OCI related to cash-flow hedges for the year ended December 31, 2006, providing information about the changes in the fair value of hedges.

Total Cash-Flow Hedge OCI Activity, Net of Income Tax
Accumulated OCI derivative loss at January 1, 2006	$—
Changes in fair value	(4)

Accumulated OCI derivative loss at December 31, 2006	$(4)

At December 31, 2006, ComEd had net unrealized pre-tax losses of $6 million of cash-flow hedges recorded in accumulated OCI. Based on market prices at December 31, 2006, approximately $6 million of the deferred net pre-tax unrealized losses on derivative instruments in accumulated OCI is expected to be reclassified to earnings during the next twelve months by ComEd. However, the actual amount reclassified to earnings could vary due to future changes in market prices. Amounts recorded in accumulated OCI related to changes in energy commodity cash-flow hedges are reclassified into earnings when the forecasted purchase or sale of the energy commodity occurs. ComEd’s cash flow hedge expires on May 31, 2007.

Other Derivatives. ComEd enters into certain contracts that are derivatives, but do not qualify for hedge accounting under SFAS No. 133 or are not designated as cash-flow hedges. These contracts are entered into to economically hedge and limit the market price risk associated with energy commodity prices. Changes in the fair value of these derivative contracts are recognized in current earnings. For 2006, ComEd recognized the following net unrealized mark-to-market losses, realized mark-to-market gains and total mark-to-market losses (before income taxes) relating to mark-to-market activity of certain non-trading purchase power and sale contracts pursuant to SFAS No. 133. ComEd’s other mark-to-market activity on non-trading purchase power and sale contracts are reported in revenue.

For the Year Ended December 31, 2006	Mark-to-Market Activity (a)
Unrealized mark-to-market losses	$(8)
Realized mark-to-market gains	3

Total net mark-to-market losses	$(5)

(a)	See “Energy-Related Derivatives” above.

Credit Risk Associated with Derivative Instruments. ComEd would be exposed to credit-related losses in the event of non-performance by counterparties that enter into derivative instruments. The credit exposure of derivatives contracts is represented by the fair value of contracts at the reporting date. Under the Illinois auction rules and the supplier forward contracts that ComEd entered into, beginning in 2007, collateral postings will be one-sided from suppliers only. That is, if market prices fall below ComEd’s contracted price levels, ComEd is not required to post collateral; however, if market prices rise above contracted price levels with ComEd, the suppliers may be required to post collateral.

Non-Derivative Financial Assets and Liabilities

Fair Value. As of December 31, 2006 and 2005, ComEd’s carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of fair value because of the short-term nature of these instruments. Fair values for long-term debt are determined by an external valuation model which is based on conventional discounted cash flow methodology and utilizes assumptions of current market pricing curves.

The carrying amounts and fair values of ComEd’s financial liabilities as of December 31, 2006 and 2005 were as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt (including amounts due within one year)	$3,579	$3,592	$2,828	$2,887
Long-term debt to ComEd Transitional Funding Trust (including amounts due within one year)	648	652	987	1,003
Long-term debt to other financing trusts	361	338	361	353

Credit Risk. Financial instruments that potentially subject ComEd to concentrations of credit risk consist principally of cash equivalents and customer accounts receivable. ComEd places its cash equivalents with high-credit quality financial institutions. Generally, such investments are in excess of the Federal Deposit Insurance Corporation limits. Concentrations of credit risk with respect to customer accounts receivable are limited due to ComEd’s large number of customers and their dispersion across many industries.

7. Severance Accounting

ComEd provides severance and health and welfare benefits to terminated employees pursuant to pre-existing severance plans primarily based upon each individual employee’s years of service and compensation level. ComEd accounts for its ongoing severance plans in accordance with SFAS No. 112 and SFAS No. 88 and accrues amounts associated with severance benefits that are considered probable and that can be reasonably estimated.

During 2006, ComEd recorded a regulatory asset associated with previously incurred severance costs that ComEd was granted recovery of in the December 20, 2006 ICC order. See Note 2 – Regulatory Issues and Note 14 – Commitments and Contingencies.

The following tables present total salary continuance severance costs (benefits), recorded as an operating and maintenance expense, during 2006, 2005 and 2004:

	Salary Continuance Severance
Expense recorded—2006	$—
Income recorded—2005	(9	)(a)
Expense recorded—2004	10

(a)	Represents a reduction in previously recorded severance reserves.

The following table provides a roll forward of the salary continuance severance obligations from January 1, 2005 through December 31, 2006:

Salary Continuance Obligations
Balance at January 1, 2005	$28
Reduction in obligation estimate	(9)
Cash payments	(11)

Balance at January 1, 2006	$8
Cash payments	(2)

Balance at December 31, 2006	$6

8. Debt and Credit Agreements

Short-Term Debt

The following table presents ComEd’s short-term debt activity during 2006, 2005 and 2004:

	2006	2005	2004
Average borrowings	$213	$36	$7
Maximum borrowings outstanding	669	497	180
Average interest rates, computed on a daily basis	5.06%	4.13%	2.11%
Average interest rates, at December 31	5.43%	4.50%	—

Credit Agreements

On July 16, 2004, Exelon, Generation, ComEd and PECO Energy Company (PECO) entered into a $1 billion unsecured revolving credit facility maturing on July 16, 2009 and a $500 million unsecured revolving credit facility which matured on October 31, 2006.

On February 22, 2006, ComEd entered into a $1 billion senior secured three-year revolving credit agreement. The credit agreement is secured by First Mortgage Bonds of ComEd in the principal amount of approximately $1 billion. First Mortgage Bonds are a first mortgage lien on ComEd’s utility assets other than expressly excepted property. Additionally, on February 22, 2006, ComEd was removed as a party to the July 16, 2004 credit facilities. During 2006, ComEd borrowed and fully repaid $240 million under its credit agreement.

ComEd may use the credit facility for general corporate purposes, including meeting short-term funding requirements and the issuance of letters of credit. The obligation of the lender to make any credit extension to ComEd under its credit facility is subject to various conditions including, among other things, that no event of default has occurred for ComEd or would result from such credit extension. A bankruptcy filing by ComEd would constitute an event of default under ComEd’s credit facility.

At December 31, 2006, ComEd had a $1 billion aggregate bank commitment and $956 million available capacity under the credit agreement. Available capacity represents the unused bank commitment under ComEd’s credit agreement net of outstanding letters of credit. The amount of commercial paper outstanding does not reduce the available capacity under the credit agreement. At December 31, 2006, ComEd had $60 million of outstanding commercial paper.

Interest rates on advances under the credit facilities are based on either prime or the London Interbank Offered Rate (LIBOR) plus an adder based on the credit rating of the borrower as well as the total outstanding amounts under the agreement at the time of borrowing. The maximum LIBOR adder is 200 basis points.

The credit agreement requires ComEd to maintain a minimum cash from operations to interest expense ratio for the twelve-month period ended on the last day of any quarter. The ratio excludes revenues and interest expenses attributable to securitization debt, certain changes in working capital, and distributions on preferred securities of subsidiaries. At December 31, 2006, ComEd was in compliance with its minimum credit agreement threshold of 2.25 to 1.

The ComEd credit agreement is secured by first mortgage bonds and imposes a restriction on future mortgage bond issuances by ComEd. It requires ComEd to maintain at least $1.75 billion of issuance availability (ignoring any interest coverage test) in the form of “property additions” or “bondable bond retirements” (previously issued, but now retired, bonds), most of which are required to be maintained in the form of “bondable bond retirements.” In general, a dollar of bonds can be issued under ComEd’s Mortgage on the basis of $1.50 of property additions, subject to an interest coverage test, or $1 of bondable bond retirements, which may or may not be subject to an interest coverage test. As of December 31, 2006, ComEd was in compliance with this requirement.

Long-Term Debt

The following tables present ComEd’s outstanding long-term debt as of December 31, 2006 and 2005:

		Maturity	December 31,
	Rates	Date	2006	2005
Long-term debt
First Mortgage Bonds (a) (b):
Fixed rates	3.70%-8.375%	2008-2036	$2,961	$2,201
Floating rates	3.60%-3.85%	2013-2020	343	343
Notes payable
Fixed rates	6.95%-7.625%	2007-2018	285	285
Sinking fund debentures	3.875%-4.75%	2008-2011	8	10

Total long-term debt			3,597	2,839
Unamortized debt discount and premium, net			(17)	(16)
Unamortized settled fair-value hedge, net			(1)	6
Fair-value hedge carrying value adjustment, net			—	(1)
Long-term debt due within one year			(147)	(328)

Long-term debt			$3,432	$2,500

Long-term debt to financing trusts (c)
Subordinated debentures to ComEd Financing II	8.50%	2027	$155	$155
Subordinated debentures to ComEd Financing III	6.35%	2033	206	206
Payable to ComEd Transitional Funding Trust	5.63%-5.74%	2007-2008	648	987

Total long-term debt to financing trusts			1,009	1,348
Long-term debt to financing trusts due within one year			(308)	(307)

Long-term debt to financing trusts			$701	$1,041

(a)	ComEd’s utility assets other than expressly excepted property are subject to the lien of its mortgage indenture.
(b)	Includes first mortgage bonds issued under the ComEd mortgage indentures securing pollution control bonds and notes.
(c)

Effective December 31, 2003, ComEd Financing II, ComEd Financing III, and ComEd Transitional Funding Trust were deconsolidated from the financial statements in conjunction with the adoption of FIN 46-R. Amounts owed to these financing trusts are recorded as debt to financing trusts within ComEd’s Consolidated Balance Sheets.

Long-term debt maturities at ComEd in the periods 2007 through 2011 and thereafter are as follows:

Year
2007	$147
2008	417
2009	17
2010	213
2011	347
Thereafter	2,456

Total	$3,597

Long-term debt to financing trusts maturities at ComEd in the periods 2007 through 2011 and thereafter are as follows:

Year
2007	$308
2008	340
2009	—
2010	—
2011	—
Thereafter	361

Total	$1,009

Issuances of Long-Term Debt. The following long-term debt was issued at ComEd during 2006:

Type	Interest Rate	Maturity	Amount(a)
First Mortgage Bonds	5.90%	March 15, 2036	$325
First Mortgage Bonds	5.95%	August 15, 2016	300
First Mortgage Bonds	5.95%	August 15, 2016	115
First Mortgage Bonds	5.40%	December 15, 2011	345

(a)	Excludes unamortized bond discounts and premiums.

Debt Retirements and Redemptions. The following debt was retired, through tender, open market purchases, optional redemption or payment at maturity, at ComEd during 2006:

Type	Interest Rate	Maturity	Amount
Pollution Control Revenue Bonds	4.40%	December 1, 2006	$199
First Mortgage Bonds	8.25%	October 1, 2006	95
First Mortgage Bonds	8.375%	October 15, 2006	31
Sinking fund	3.875%-4.75%	2008-2011	2
ComEd Transitional Funding Trust	5.63%	June 25, 2007	339

See Note 6 – Fair Value of Financial Assets and Liabilities for additional information regarding interest-rate swaps.

9. Income Taxes

Income tax expense (benefit) is comprised of the following components:

	For the Years Ended December 31,
	2006	2005	2004
Included in operations:
Federal
Current	$282	$112	$231
Deferred	83	187	147
Investment tax credit amortization	(3)	(3)	(3)
State
Current	60	25	73
Deferred	23	42	9

Total income tax expense	$445	$363	$457

Included in cumulative effect of changes in accounting principles:
Deferred
Federal	$—	$(5)	$—
State	—	(1)	—

Total income tax benefit	$—	$(6)	$—

The effective income tax varies from the U.S. Federal statutory rate principally due to the following:

	For the Years Ended December 31,
	2006 (a)	2005 (a)	2004 (a)
U.S. Federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
State income taxes, net of Federal income tax benefit	16.2	(13.6)	4.8
Nondeductible goodwill impairment charge	81.6	(135.0)	—
Nontaxable postretirement benefits	(0.8)	1.0	(0.2)
Amortization of investment tax credit	(0.9)	1.0	(0.3)
Amortization of regulatory asset	1.9	(2.1)	0.6
Plant basis differences	—	(0.4)	—
Other	0.6	(1.9)	0.4

Effective income tax rate	133.6%	(116.0)%	40.3%

(a)	Change in effective income tax rate between 2006 and 2005 and between 2005 and 2004 is primarily due to the goodwill impairment charge of $776 million and $1.2 billion in 2006 and 2005, respectively.

The tax effects of temporary differences, which give rise to significant portions of the deferred tax assets and liabilities, as of December 31, 2006 and 2005 are presented below:

	For the Years Ended December 31,
	2006	2005
Plant basis differences	$(1,937)	$(1,891)
Unrealized gains on derivative financial instruments	(5)	—
Deferred pension and postretirement obligations	(265)	(281)
Deferred debt refinancing costs	(65)	(34)
Other, net	31	72

Deferred income tax liabilities (net)	$(2,241)	$(2,134)
Unamortized investment tax credits	(40)	(43)

Total deferred income tax liabilities (net) and unamortized investment tax credits	$(2,281)	$(2,177)

In accordance with regulatory treatment of certain temporary differences, ComEd has recorded net regulatory assets associated with deferred income taxes, pursuant to SFAS No. 71 and SFAS No. 109, of $11 million and $8 million at December 31, 2006 and 2005, respectively. See Note 15 – Supplemental Financial Information for further discussion of ComEd’s regulatory asset associated with deferred income taxes.

ComEd has certain tax returns that are under review at the audit or appeals level of the Internal Revenue Service (IRS), and certain state authorities. These reviews by governmental taxing authorities are not expected to have an adverse impact on the financial condition or results of operations of ComEd.

ComEd received allocated tax benefits from Exelon under the Tax Sharing Agreement. The allocations for the year ended December 31, 2006 and 2005 were $21 million and $27 million, respectively.

1999 Sale of Fossil Generating Assets

ComEd has taken certain tax positions, which have been disclosed to the IRS, to defer the tax gain on the 1999 sale of its fossil generating assets. As of December 31, 2006 and 2005, deferred tax liabilities related to the fossil plant sale are reflected in Exelon’s Consolidated Balance Sheets with the majority allocated to ComEd and the remainder to Generation. ComEd’s ability to continue to defer all or a portion of this liability depends on whether its treatment of the sales proceeds as having been received in connection with an involuntary conversion is proper pursuant to applicable law. ComEd’s ability to continue to defer the remainder of this liability may depend in part on whether its tax characterization of a sale leaseback transaction into which ComEd entered in connection with the fossil plant sale is proper pursuant to applicable law. The Federal tax returns and related tax return disclosures covering the period of the 1999 sale are currently under IRS audit. The IRS has indicated its position that the ComEd sale leaseback transaction is substantially similar to a leasing transaction, a sale-in, lease-out (SILO), the IRS is treating as a “listed transaction” pursuant to guidance it issued in 2005. A listed transaction is one which the IRS considers to be a potentially abusive tax shelter. As a result of the IRS characterization of the lease transaction as a listed transaction, it is likely to vigorously challenge the transaction and has sought to obtain information not normally requested in audits. ComEd disagrees with the IRS’ characterization of its sale leaseback as a SILO and believes its position is correct and will aggressively defend that position upon audit and any subsequent appeals or litigation.

In November 2006, ComEd received from the IRS a notice of proposed adjustment disallowing the deferral of gain associated with its position that proceeds from the fossil plant sales resulted from an “involuntary conversion.” ComEd plans to protest this adjustment following receipt of the final IRS audit report, which is expected in late 2007.

A successful IRS challenge to ComEd’s positions would accelerate future income tax payments and increase interest expense related to the deferred tax gain that becomes currently payable. As of December 31, 2006, ComEd’s potential cash outflow, including tax and interest (after tax), could be as much as $960 million. If the deferral were successfully challenged by the IRS, it could negatively impact ComEd’s results of operations by as much as $166 million (after tax) related to interest expense. ComEd’s management believes a reserve for interest has been appropriately recorded in accordance with FASB

Statement No. 5, “Accounting for Contingencies”; however, the ultimate outcome of such matters could result in unfavorable or favorable adjustments to the results of operations, and such adjustments could be material. Final resolution of this matter is not anticipated for several years.

10. Asset Retirement Obligations

Nuclear Decommissioning

Generation assumed the responsibility for decommissioning the former ComEd nuclear units as a result of a corporate restructuring effective January 1, 2001 in which Exelon separated its generation and other competitive businesses from its regulated energy delivery business at ComEd. Generation will begin decommissioning activities for each plant once that plant ceases operations.

The trusts associated with the former ComEd units have been funded with amounts collected from ComEd’s customers. Any funds remaining in these trusts after decommissioning has been completed are required to be refunded to ComEd’s customers as appropriate. However, if there are insufficient funds in the trusts associated with the former ComEd units to pay for decommissioning costs, Generation is required to fund that shortfall. Any potential shortfall is determined on a plant-by-plant basis, since the trust funds established for any particular plant may not be used to fund the decommissioning obligations of any other plant.

Through 2006, ComEd was permitted to recover up to $73 million annually from customers through regulated rates to pay for decommissioning costs. The amounts recovered from customers were remitted to Generation and deposited into the trust accounts to fund the future decommissioning costs. ComEd collected and remitted to Generation a total of $66 million and $68 million, respectively, for the years ended December 31, 2006 and 2005. ComEd is not permitted to collect any amounts after 2006 to pay for decommissioning costs based on an ICC order. Based on the provisions of the ICC order and Nuclear Regulatory Commission regulations, Generation is financially responsible for the decommissioning obligations related to the plants formerly owned by ComEd. At December 31, 2006 and 2005, ComEd recorded a regulatory liability for the amount of decommissioning-related assets in excess of the asset retirement obligation (ARO) and a corresponding noncurrent affiliate receivable from Generation totaling $1.8 billion and $1.4 billion, respectively.

This note should be read in conjunction with Note 13 – Asset Retirement Obligations of the Combined Notes to the Consolidated Financial Statements included in Exelon’s Form 10-K for the year ended December 31, 2006 for more information on the accounting implications of the agreement with Generation.

Non-Nuclear AROs

As of December 31, 2005, ComEd adopted FIN 47, which clarified that a legal obligation associated with the retirement of a long-lived asset whose timing and/or method of settlement are conditional on a future event is within the scope of SFAS No. 143. Under FIN 47, ComEd is required to record liabilities associated with its conditional AROs at their estimated fair values if those fair values can be reasonably estimated.

The following table presents the activity of the non-nuclear AROs reflected on ComEd’s Consolidated Balance Sheets from January 1, 2006 to December 31, 2006:

Non-nuclear AROs at January 1, 2006	$151
Accretion (a)	7
Settlements	(2)

Non-nuclear AROs at December 31, 2006	$156

(a)	The majority of the accretion is recorded as an increase to a regulatory asset due to the associated regulations.

Determination of Conditional AROs

The adoption of FIN 47 required ComEd to update its existing inventories, originally created for the adoption of SFAS No. 143, and to determine which, if any, of the conditional AROs could be reasonably estimated. The significant conditional AROs identified by ComEd included abatement and disposal of equipment and buildings contaminated with asbestos and Polychlorinated Biphenyls.

The ability to reasonably estimate a conditional ARO was a matter of management judgment, based upon management’s ability to estimate a settlement date or range of settlement dates, a method or potential method of settlement and probabilities associated with the potential dates and methods of settlement of its conditional AROs. In determining whether their conditional AROs could be reasonably estimated, management considered ComEd’s past practices, industry practices, management’s intent and the estimated economic lives of the assets. The management of ComEd concluded that all significant conditional AROs could be reasonably estimated.

ComEd was required to measure the conditional AROs at fair value using the methodology prescribed by FIN 47. The transition provisions of FIN 47 required ComEd to apply this measurement back to the historical periods in which the conditional AROs were incurred, resulting in a remeasurement of these obligations at the latter of the date that the related assets were placed into service or acquired or the date that the applicable law or environmental regulation became effective. The fair values of the conditional AROs were then estimated using a probability-weighted, discounted cash flow model with multiple scenarios, if applicable. The present value of future estimated cash flows was calculated using credit-adjusted, risk-free rates in order to determine the fair value of the conditional AROs at the time of adoption of FIN 47.

Conditional AROs of $150 million were recorded as of December 31, 2005 by ComEd. Changes in management’s assumptions regarding settlement dates, settlement methods or assigned probabilities could have had a material effect on the liabilities recorded as well as the associated cumulative effect of a change in accounting principle and associated regulatory assets recorded.

Effect of Adopting FIN 47

FIN 47 required that ComEd recognize the following amounts within its financial statements upon the adoption of FIN 47: (i) a liability for any existing conditional AROs adjusted for cumulative accretion to December 31, 2005; (ii) an asset retirement cost (ARC) capitalized as an increase to the carrying amount of the associated long-lived assets; and (iii) cumulative depreciation on the ARC. The transition guidance in FIN 47 required that its adoption be effected through a cumulative change in accounting principle measured as the difference between the amounts recognized in the financial statements prior to the adoption of FIN 47 for conditional AROs and the amounts recognized as of December 31, 2005 pursuant to FIN 47. ComEd had previously recognized $39 million as removal costs within regulatory liabilities associated with conditional AROs that were reclassified to a conditional ARO liability upon the adoption of FIN 47.

After considering the transitional guidance included in FIN 47, ComEd recorded charges of $9 million (net of income taxes of $6 million) as a cumulative effect of a change in accounting principle in connection with its adoption. In addition, due to the application of SFAS No. 71, which is further described in Note 1 – Significant Accounting Policies, ComEd recorded regulatory assets of $91 million associated with the adoption of FIN 47.

The following table presents the line items within ComEd’s Consolidated Statements of Operations for the year ended December 31, 2005 and the Consolidated Balance Sheets at December 31, 2005 that were affected by the adoption of FIN 47:

Consolidated statements of operations line item:
Cumulative effect of a change in accounting principle (net of income taxes $(6)) (a)	$(9)
Consolidated balance sheets line items—increase (decrease):
Property, plant and equipment, net (b)	$5
Regulatory assets (c)	91
Deferred income taxes (noncurrent liability)	(6)
Asset retirement obligations (d)	150
Regulatory liabilities (e)	(39)

(a)	Represents the difference between the conditional ARO, net ARC and regulatory assets and liabilities recorded upon adoption, net of income taxes.
(b)	Represents capitalized ARC of $25 million as an increase to the carrying amount of the associated long-lived assets, net of accumulated depreciation of $20 million on the ARC.
(c)	Represents an increase to regulatory assets pursuant to SFAS No. 71 for amounts expected to be recovered from customers.
(d)	Represents a liability for existing conditional AROs adjusted for cumulative accretion to December 31, 2005.
(e)	Represents removal costs within regulatory liabilities that were reclassified to the asset retirement obligations liability.

As noted in Note 1 – Significant Accounting Policies, the impact on net income for 2005 and 2004, adjusted as if FIN 47 had been applied effective during the entirety of those years, would not have been material.

Accounting Methodology Under FIN 47

The liabilities associated with conditional AROs will be adjusted on an ongoing basis due to the passage of time, new laws and regulations and revisions to either the timing or amount of the original estimates of undiscounted cash flows. These adjustments could have a significant impact on ComEd’s Consolidated Statements of Operations and Consolidated Balance Sheets, assuming the provisions of SFAS No. 71 continue to apply.

The liabilities recorded related to the conditional AROs of ComEd are being accreted to their full estimated settlement amounts through the estimated ultimate settlement dates. Most of this accretion charge is recorded as an increase to ComEd’s regulatory assets due to the application of SFAS No. 71.

The net ARC of ComEd is being depreciated over the remaining lives of the related long-lived assets. Most of this depreciation charge is recorded as an increase to ComEd’s regulatory assets due to the application of SFAS No. 71.

11. Retirement Benefits

Defined Benefit Pension and Other Postretirement Benefits – Consolidated Plans

Exelon sponsors defined benefit pension plans and postretirement benefit plans for essentially all ComEd employees. Substantially all non-union employees and electing union employees hired on or after January 1, 2001 participate in Exelon-sponsored cash balance pension plans. Substantially all non-union employees hired prior to January 1, 2001 were offered a choice to remain in Exelon’s traditional pension plan or transfer to a cash balance pension plan for management employees. The costs of providing benefits under these plans are dependent on historical information such as employee age, length of service and level of compensation and the actual rate of return on plan assets. Also, Exelon utilizes assumptions about the future, including the expected rate of return on plan assets, the discount rate applied to benefit obligations, the incidence of mortality, the remaining service period, rate of compensation increases and the anticipated rate of increase in health care costs, in order to measure the plan obligations and costs to be recognized related to these plans. The impact of changes in these factors on pension and other postretirement benefit obligations is generally recognized over the expected remaining service life of the employees rather than immediately recognized in the income statement. Exelon uses a December 31 measurement date for its plans.

The prepaid pension asset and non-pension postretirement benefits obligation on ComEd’s Consolidated Balance Sheets reflect ComEd’s obligations from and to the plan sponsor, Exelon. Employee-related assets and liabilities, including both pension and SFAS No. 106 postretirement liabilities, were allocated by Exelon to its subsidiaries based on the number of active employees as of January 1, 2001 as part of Exelon’s corporate restructuring. Exelon allocates the components of pension cost to the participating employers based upon several factors, including the measures of active employee participation in each participating unit.

See Note 14 – Retirement Benefits of Exelon’s Combined Notes to the Consolidated Financial Statements in the Exelon Form 10-K for the year ended December 31, 2006 for further information related to the Exelon pension and other postretirement benefit plans.

Approximately $72 million, $63 million and $86 million were included in capital and operating and maintenance expense, excluding curtailment/settlement costs and special termination benefits costs, during 2006, 2005 and 2004, respectively, for ComEd’s allocated portion of the Exelon-sponsored pension and postretirement benefit plans. The 2006, 2005 and 2004 amounts reflect an annualized reduction in net periodic postretirement benefit cost of $13 million, $13 million and $11 million, respectively, related to a Federal subsidy provided under the Prescription Drug Act. This subsidy has been accounted for under FSP FAS 106-2, as described in Note 1 – Significant Accounting Policies. ComEd contributed $47 million, $865 million and $244 million to the Exelon-sponsored pension and other post-retirement benefit plans in 2006, 2005 and 2004, respectively. ComEd expects to contribute $50 million to the benefit plans in 2007. Of ComEd’s total 2005 contributions, $803 million was made in the first quarter and was fully funded by a capital contribution from Exelon.

401(k) Savings Plan

ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. The cost of matching contributions to the savings plan totaled $17 million, $17 million and $16 million in 2006, 2005 and 2004 respectively.

12. Preferred Securities

At December 31, 2006 and 2005, ComEd prior preferred stock and ComEd cumulative preference stock consisted of 850,000 shares and 6,810,451 shares authorized, respectively, none of which was outstanding.

13. Common Stock

At December 31, 2006 and 2005, ComEd’s common stock with a $12.50 par value consisted of 250,000,000 shares authorized and 127,016,519 shares outstanding. At December 31, 2006 and 2005, ComEd had 75,486 and 75,720 warrants, respectively, outstanding to purchase ComEd common stock. The warrants entitle the holders to convert such warrants into common stock of ComEd at a conversion rate of one share of common stock for three warrants. At December 31, 2006 and 2005, 25,162 and 25,240, respectively, shares of common stock were reserved for the conversion of warrants.

Undistributed Losses of Equity Method Investments

ComEd had undistributed losses of equity method investments of $52 million and $38 million, respectively, at December 31, 2006 and 2005, respectively.

14. Commitments and Contingencies

Energy Commitments

Under the PPA, as amended, between ComEd and Generation, Generation supplied substantially all of ComEd’s load requirements through 2006. Prices for this energy varied depending upon the time of day and month of delivery. Starting in 2007, as a result of the first reverse-auction competitive bidding process, ComEd will procure substantially all of its supply under supplier forward contracts with various suppliers. See Note 2 – Regulatory Issues for further information.

Commercial Commitments

ComEd’s commercial commitments as of December 31, 2006, representing commitments potentially triggered by future events, were as follows:

		Expiration within
	Total	2007	2008-2009	2010-2011	2012 and beyond
Letters of credit (non-debt) (a)	$44	$44	$—	$—	$—
Midwest Generation Capacity Reservation Agreement guarantee (b)	22	4	8	8	2
Surety bonds (c)	2	2	—	—	—
Other	6	6	—	—	—

Total commercial commitments	$74	$56	$8	$8	$2

(a)	Letters of credit (non-debt) – ComEd maintains non-debt letters of credit to provide credit support for certain transactions as requested by third parties.
(b)

Midwest Generation Capacity Reservation Agreement guarantee – In connection with ComEd’s agreement with Chicago entered into on February 20, 2003, Midwest Generation assumed from Chicago a Capacity Reservation Agreement that Chicago had entered into with Calumet Energy Team, LLC. ComEd has agreed to reimburse Chicago for any nonperformance by Midwest Generation under the Capacity Reservation Agreement. Under FIN 45, $2 million is included as a liability on ComEd’s Consolidated Balance Sheets at December 31, 2006.

(c)	Surety bonds – Guarantees issued related to contract and commercial agreements, excluding bid bonds.

Leases

Minimum future operating lease payments, including lease payments for vehicles, real estate, computers and office equipment, as of December 31, 2006 were:

2007	$19
2008	20
2009	18
2010	15
2011	15
Remaining years	56

Total minimum future lease payments	$143

ComEd’s rental expense under operating leases totaled $18 million, $16 million and $22 million in 2006, 2005 and 2004, respectively.

Environmental Issues

General. ComEd’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, ComEd is generally liable for the costs of remediating environmental contamination of property now or formerly owned by ComEd and of property contaminated by hazardous substances generated by ComEd. ComEd owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. ComEd has identified 42 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. For almost all of these sites, ComEd is one of several Potentially Responsible Parties who may be responsible for ultimate remediation of each location. Of these 42 sites identified by ComEd, the Illinois Environmental Protection Agency has approved the clean up of nine sites. Of the remaining sites identified by ComEd, 20 sites are currently under some degree of active study and/or remediation. ComEd anticipates that the majority of the remediation at these sites will continue through at least 2015. In addition, ComEd is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor pending their final agreement on allocation of costs at each site, but either party may demand arbitration if the parties cannot agree on a final allocation of costs. For most of the sites, the interim agreement contemplates that neither party will pay less than 20%, nor more than 80% of the final costs for each site. ComEd’s accrual for these environmental liabilities is based on ComEd’s estimate of its 50% share of costs under the interim agreement with Nicor. On April 17, 2006, Nicor submitted a demand for arbitration of the cost allocation for 38 MGP sites. Through December 31, 2006, ComEd has incurred approximately $116 million associated with remediation of the sites in question. Although ComEd believes that the arbitration proceedings will not result in an allocation of costs materially different from ComEd’s current estimate of its aggregate remediation costs for MGP sites, the outcome of the arbitration proceedings is not certain and could result in a material increase or decrease of ComEd’s estimate of its share of the aggregate remediation costs.

Based on the final order received in ComEd’s Rate Case, beginning in 2007, ComEd will recover its MGP remediation costs from customers for which it established a regulatory asset (see ComEd Rate Case below). See Note 15 – Supplemental Financial Information for further information regarding regulatory assets and liabilities.

As of December 31, 2006 and 2005, ComEd had accrued the following amounts for environmental liabilities in Other Deferred Credits and Other Liabilities within its Consolidated Balance Sheets:

	December 31, 2006	December 31, 2005
Total environmental investigation and remediation reserve	$58	$54
Portion of total related to MGP investigation and remediation (a)	49	48

(a)	Prior to the third quarter 2006, ComEd discounted its reserves for MGP investigation and remediation. The change from discounting to undiscounting was not deemed to be material.

ComEd cannot reasonably estimate whether it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by ComEd, environmental agencies or others, or whether such costs will be recoverable from third parties, including customers.

Litigation and Regulatory Matters

ComEd Rate Case. ComEd requested recovery of amounts as part of its August 2005 Rate Case, which have previously been recorded as expense. Specifically, ComEd requested the following (all amounts pre-tax):

•	recovery of approximately $87 million related to losses on extinguishment of long-term debt as part of ComEd’s 2004 Accelerated Liability Management Plan;

•	recovery of $40 million of previously incurred MGP costs;

•	recovery of $158 million of previously incurred severance costs; and

•	recovery of $5 million of expenses previously incurred in the Procurement Case.

As discussed in Note 2 – Regulatory Issues, ComEd received a final order from the ICC on July 26, 2006, which approved recovery of certain of these costs. ComEd had anticipated recording a one-time benefit to reverse these prior charges and ComEd did recognize a one-time benefit during the third quarter of 2006 of approximately $130 million (pre-tax) related to the losses on the extinguishment of long-term debt, MGP costs and Procurement Case costs where the recovery mechanism was specifically identified by the ICC final order. While ComEd believed the intent of the Rate Order was to allow ComEd recovery of the previously incurred severance costs through its administrative and general (A&G) expenses, ComEd requested clarification from the ICC on rehearing related to the amount of A&G expenses it should be allowed to recover. The ICC agreed to rehear ComEd’s A&G costs, as well as several other items referred to in Note 2 – Regulatory Issues. In its December 20, 2006 order on rehearing, the ICC confirmed ComEd’s ability to recover the previously incurred severance costs, and ComEd recorded a regulatory asset of $158 million at that time.

General. ComEd is involved in various other litigation matters that are being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse effect on ComEd’s financial condition, results of operations or cash flows.

Fund Transfer Restrictions

Under applicable Federal law, ComEd can pay dividends only from retained, undistributed or current earnings. Under Illinois law, ComEd may not pay any dividend on its stock unless, among other things, “[its] earnings and earned surplus are sufficient to declare and pay same after provision is made for reasonable and proper reserves,” or unless it has specific authorization from the ICC. ComEd has also agreed in connection with financings arranged through ComEd Financing II and ComEd Financing III (the Financing Trusts) that it will not declare dividends on any shares of its capital stock in the event that: (1) it exercises its right to extend the interest payment periods on the subordinated debt securities issued to the Financing Trusts; (2) it defaults on its guarantee of the payment of distributions on the preferred trust securities of the Financing Trusts; or (3) an event of default occurs under the Indenture under which the subordinated debt securities are issued. At December 31, 2006 and 2005, ComEd had retained deficits of $(193) million and $(81) million, respectively. At December 31, 2006 and 2005, ComEd’s retained deficits included unappropriated retained deficits of $(1.6) billion and $(1.2) billion, respectively, partially offset by $1.4 billion and $1.1 billion, respectively, of retained earnings appropriated for future dividends.

Income Taxes

Refund Claims. ComEd has entered into several agreements with a tax consultant related to the filing of refund claims with the IRS. The fees for these agreements are contingent upon a successful outcome of the claims and are based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash impacts to ComEd related to these agreements will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows of ComEd. If a settlement is reached, a portion of ComEd’s tax benefits, including any associated interest for periods prior to the PECO/Unicom Merger, would be recorded as a reduction of goodwill under the provisions of EITF Issue 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination” (EITF 93-7). ComEd cannot predict the timing of the final resolution of these refund claims.

Other Refund Claims. In 2001, ComEd filed a request with the IRS to change its tax method of accounting for certain capitalized overhead costs. To date, the IRS has not granted its consent to ComEd to make that change and thus the request remains pending. Thus far, the IRS has sharply disagreed with the proposed method, despite that the fact that prior IRS guidance supports it. Recently, the IRS informally indicated that it might issue settlement guidelines to bring resolution to the matter. ComEd is unable to estimate the ultimate outcome of any refund claims resulting from a settlement and will account for any amount received in the period the matter is settled with the IRS. ComEd has entered into an agreement with a tax consultant related to the filing of this tax accounting method change request. The fee for this agreement is contingent upon receiving consent and is based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash impacts to ComEd related to this agreement will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows of ComEd.

In addition, ComEd has filed several tax refund claims with Federal and state taxing authorities. ComEd is unable to estimate the ultimate outcome of these refund claims and will account for any amount received in the period the matters are settled with the Federal and state taxing authorities. To the extent ComEd is successful on any of its refund claims, a portion of the tax and interest benefit will be recorded to goodwill under the provisions of EITF 93-7.

Other. ComEd has taken certain tax positions, which have been disclosed to the IRS to defer the tax gain on the 1999 sale of its fossil generating assets. See Note 9 – Income Taxes for further information.

15. Supplemental Financial Information

Supplemental Income Statement Information

The following tables provide additional information about ComEd’s Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004.

	For the Years Ended December 31,
	2006	2005	2004
Operating Revenues(a)
Retail electric	$5,590	$5,776	$5,360
Wholesale	112	112	101
Other	399	376	342

Total operating revenues	$6,101	$6,264	$5,803

(a)	Includes operating revenues from affiliates.

	For the Years Ended December 31,
	2006	2005	2004
Depreciation, amortization and accretion
Property, plant and equipment (a)	$380	$368	$366
Regulatory assets	50	45	44
Asset retirement obligation accretion (b)	1	—	—

Total depreciation, amortization and accretion	$431	$413	$410

(a)	Includes amortization of capitalized software costs.
(b)	Included in operating and maintenance expense on ComEd’s Consolidated Statements of Operations.

	For the Years Ended December 31,
	2006	2005	2004
Taxes other than income
Utility (a)	$241	$247	$234
Real estate	30	29	29
Payroll	21	21	21
Other	11	6	7

Total taxes other than income	$303	$303	$291

(a)	Municipal and state utility taxes are also recorded in revenues on ComEd’s Consolidated Statements of Operations.

	For the Years Ended December 31,
	2006	2005	2004
Other, net
Investment income	$2	$3	$3
Regulatory recovery of prior loss on extinguishment of long-term debt (a)	87	—	—
Gain on disposition of assets, net	1	6	3
Impairment of investments and other assets	(2)	—	—
AFUDC, equity	3	5	3
Loss on settlement of cash-flow interest-rate swaps	—	(15)	—
Net loss on early extinguishment of debt	—	—	(130)
Other	5	5	5

Total other, net	$96	$4	$(116)

(a)	See Note 2 – Regulatory Issues for further discussion of the loss on extinguishment of long-term debt. Recovery of these costs was granted in the July 26, 2006 ICC rate order.

Supplemental Cash Flow Information

As a result of adopting FIN 47 as of December 31, 2005, ComEd recorded an ARC, which was capitalized as an increase to the carrying amount of long-lived assets associated with liabilities recorded for conditional AROs. Of the total ARC, $5 million resulted in a non-cash investing activity for ComEd as of December 31, 2005. See Note 10 – Asset Retirement Obligations for additional information on the adoption of FIN 47. In addition to this non-cash activity, the following table provides additional information about ComEd’s Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004.

	For the Years Ended December 31,
	2006	2005	2004
Cash paid during the year
Interest (net of amount capitalized)	$249	$272	$357
Income taxes (net of refunds)	344	278	356

Other non-cash operating activities
Pension and non-pension postretirement benefits costs	$72	$63	$97
Provision for uncollectible accounts	33	24	37
Equity in losses of unconsolidated affiliates	10	14	19
2006 ICC rate orders (a)	(288)	—	—
Other	39	39	95

Total other non-cash operating activities	$(134)	$140	$248

(a) See Note 2 – Regulatory Issues.

Changes in other assets and liabilities
Other current assets	$(6)	$(10)	$7
Other noncurrent assets and liabilities	5	(15)	(34)

Total change in other assets and liabilities	$(1)	$(25)	$(27)

Non-cash investing and financing activities
Resolution of certain tax matters and PECO/Unicom merger severance adjustment	$5	$23	$14

Supplemental Balance Sheet Information

The following tables provide additional information about ComEd’s assets and liabilities as of December 31, 2006 and 2005.

	December 31,
	2006	2005
Investments
Equity method investments:
Financing trusts (a)	$20	$34
Other investments:
Employee benefit trusts and investments(b)	44	41

Total investments	$64	$75

(a)

Includes investments in financing trusts which were not consolidated within the financial statements of ComEd at December 31, 2006 pursuant to the provisions of FIN 46-R. See Note 1 – Significant Accounting Policies for further discussion of the effects of FIN 46-R.

(b)	ComEd’s investments in these marketable securities are recorded at fair market value.

	December 31,
	2006	2005
Accrued expenses
Compensation-related accruals (a)	$82	$85
Taxes accrued	120	106
Interest accrued	254	209
Severance accrued	6	8
Other accrued expenses	5	9

Total accrued expenses	$467	$417

(a)	Primarily includes accrued payroll, bonuses and other incentives, vacation and benefits.

The following table provides additional information about accumulated other comprehensive income (loss) recorded (after tax) within ComEd’s Consolidated Balance Sheets as of December 31, 2006 and 2005.

	December 31,
	2006	2005
Accumulated other comprehensive loss, net
Net unrealized loss on cash-flow hedges	$(4)	$—
Unrealized gain (loss) on marketable securities	1	(1)

Total accumulated other comprehensive loss, net	$(3)	$(1)

The following tables provide information about the regulatory assets and liabilities of ComEd as of December 31, 2006 and 2005.

	December 31,
	2006	2005
Regulatory assets
Deferred income taxes	$11	$8
Debt costs	179	107
Severance	158	—
Conditional asset retirement obligations	95	91
MGP remediation costs	47	—
Rate case costs	7	—
Procurement case costs	5	—
Recoverable transition costs	—	43
Other	30	31

Total regulatory assets	$532	$280

	December 31,
	2006	2005
Regulatory liabilities
Nuclear decommissioning	$1,760	$1,435
Removal costs	1,059	1,015
Other	5	—

Total regulatory liabilities	$2,824	$2,450

Deferred income taxes. These costs represent the difference between the method by which the regulator allows for the recovery of income taxes and how income taxes would be recorded by unregulated entities. Regulatory assets and liabilities associated with deferred income taxes, recorded in compliance with SFAS No. 71 and SFAS No. 109, include the deferred tax effects associated principally with liberalized depreciation accounted for in accordance with the rate-making policies of the ICC, as well as the revenue impacts thereon, and assume continued recovery of these costs in future rates. See Note 9 – Income Taxes for further information.

Debt Costs. The reacquired debt costs represent premiums paid for the early extinguishment and refinancing of long-term debt, which is amortized over the life of the new debt issued to finance the debt redemption. Interest-rate swap settlements are deferred and amortized over the period that the related debt is outstanding. Recovery of early debt retirement costs, which will be amortized over the life of the related retired debt, was granted to ComEd in the July 26, 2006 ICC rate order. See Note 2 – Regulatory Issues.

Severance costs. These costs represent previously incurred severance costs that ComEd was granted recovery of in the December 20, 2006 ICC rehearing order. Recovery is over 7.5 years. See Note 2 – Regulatory Issues.

Conditional asset retirement obligations. These costs represent future removal costs associated with retirement obligations which will be collected over the remaining lives of the underlying assets. See Note 10 – Asset Retirement Obligations for further information.

MGP remediation costs. Recovery of these items was granted to ComEd in the July 26, 2006 ICC rate order. See Note 2 – Regulatory Issues. The period of recovery will depend on the timing of the actual expenditures.

Rate case costs. Recovery of these items was granted to ComEd in the July 26, 2006 ICC rate order. Recovery is over three years. See Note 2 – Regulatory Issues.

Procurement case costs. Recovery of these items was granted to ComEd in the July 26, 2006 ICC rate order. Recovery is over three years. See Note 2 – Regulatory Issues.

Recoverable transition costs. These charges, related to amounts that would have been unrecoverable but for the recovery mechanism, such as the CTC allowed under the Illinois restructuring act, are amortized based on the expected return on equity of ComEd in any given year. ComEd fully recovered these charges by the end of 2006. See Note 2 – Regulatory Issues for discussion of recoverable transition cost amortization.

Nuclear decommissioning. These amounts represent future nuclear decommissioning costs that are less than the associated decommissioning trust fund assets. ComEd believes the trust fund assets, including prospective earnings thereon and any future collections from customers, will equal the associated future decommissioning costs at the time of decommissioning. See Note 10 – Asset Retirement Obligations for further information.

Removal costs. These amounts represent funds received from customers to cover the future removal of property, plant and equipment.

The regulatory assets related to deferred income taxes, MGP remediation, severance, Procurement Case and Rate Case are not earning a rate of return. Recovery of the regulatory assets for conditional asset retirement obligations, debt costs and recoverable transition costs are earning a rate of return.

16. Related Party Transactions

Effective December 31, 2003, ComEd Financing II, ComEd Financing III, ComEd Funding LLC and ComEd Transitional Funding Trust were deconsolidated from the financial statements of ComEd in conjunction with the adoption of FIN 46-R. Prior periods were not restated.

The financial statements of ComEd include related-party transactions as presented in the tables below:

	For the Years Ended December 31,
	2006	2005	2004
Operating revenues from affiliates
Generation (a)	$7	$8	$17
Exelon Enterprises Company, LLC (Enterprises) (a)	—	—	1
ComEd Transitional Funding Trust	3	3	3

Total operating revenues from affiliates	$10	$11	$21

Purchased Power from affiliate
PPA with Generation (b)	$2,929	$3,174	$2,374
Operation and maintenance from (to) affiliates
Exelon Business Services Company (BSC) (c)	$220	$193	$192
Interest expense to affiliates, net
ComEd Transitional Funding Trust	$47	$66	$85
ComEd Financing II	13	13	13
ComEd Financing III	13	13	13
UII (d)	—	—	(16)
Exelon intercompany money pool (e)	—	(3)	(3)
Other	(1)	(1)	(1)

Total interest expense to affiliates, net	$72	$88	$91

Equity in earnings (losses) of unconsolidated affiliates
ComEd Funding LLC	$(10)	$(14)	$(20)
ComEd Financing III	—	—	1

Total equity in losses of unconsolidated affiliates	$(10)	$(14)	$(19)

Capitalized costs
BSC (c)	$81	$62	$62
Cash dividends paid to parent	$—	$498	$457
Cash contributions received from parent	37	834	175

	December 31,
	2006	2005
Receivables from affiliates (current)
ComEd Transitional Funding Trust	$17	$14
Exelon (h)	—	23
Other	1	—

Total receivables from affiliates (current)	$18	$37

Investment in affiliates
ComEd Funding LLC	$4	$18
ComEd Financing II	10	10
ComEd Financing III	6	6

Total investment in affiliates	$20	$34

Receivable from affiliates (noncurrent)
Generation (f)	$1,760	$1,435
ComEd Transitional Funding Trust	14	12

Total receivable from affiliates (noncurrent)	$1,774	$1,447

Payables to affiliates (current)
Generation decommissioning (g)	$—	$11
Generation (a)(b)	197	242
BSC (c)	10	14
ComEd Transitional Funding Trust	—	1
ComEd Financing II	6	6
ComEd Financing III	4	4
Other	2	—

Total payables to affiliates (current)	$219	$278

Borrowings from Exelon intercompany money pool (e)	$—	$140
Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust	$648	$987
ComEd Financing II	155	155
ComEd Financing III	206	206

Total long-term debt due to financing trusts	$1,009	$1,348

(a)

ComEd provides retail electric and ancillary services to Generation. ComEd provided electric and ancillary services to certain Enterprises companies which were sold in 2004. Prior to joining PJM on May 1, 2004, ComEd also provided transmission services to Generation and Enterprises.

(b)	ComEd’s full-requirements PPA, as amended, with Generation expired December 31 2006. See Note 14 – Commitments and Contingencies for more information regarding the PPA.
(c)

ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, supply management services, planning and engineering of delivery systems, management of construction, maintenance and operations of the transmission and delivery systems and management of other support services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized.

(d)

ComEd had a note and interest receivable with a variable rate equal to the one month forward LIBOR rate plus 50 basis points from UII, LLC (successor to Unicom Investments Inc.) relating to ComEd’s December 1999 fossil plant sale. The note was paid in full during 2004.

(e)

ComEd participated in Exelon’s intercompany money pool. ComEd earned interest on its contributions to the money pool and paid interest on its borrowings from the money pool at a market rate of interest. As of January 10, 2006, ComEd suspended participation in the intercompany money pool.

(f)

ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct whereby, to the extent the assets associated with decommissioning are greater than the applicable ARO at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers. See Note 10 – Asset Retirement Obligations for additional information.

(g)	ComEd had a payable to Generation representing ComEd’s legal requirements to remit collections of nuclear decommissioning costs from its customers to Generation. This was fully paid in 2006.
(h)	The December 31, 2005 receivable from Exelon for the allocation of tax benefits was settled in 2006. See Note 9 – Income Taxes for additional information.

17. Quarterly Data (Unaudited)

The data shown below includes all adjustments that ComEd considers necessary for a fair presentation of such amounts:

	Operating Revenues		Operating Income (Loss)		Income (Loss) Before Cumulative Effect Of a Change in Accounting Principle		Net Income (Loss)
	2006	2005	2006	2005	2006	2005	2006	2005
Quarter ended:
March 31	$1,426	$1,386	$169	$188	$54	$70	$54	$70
June 30	1,453	1,488	292	254	127	109	127	109
September 30 (a)	1,840	1,948	(338)	463	(506)	224	(506)	224
December 31 (a)	1,381	1,442	432	(919)	213	(1,079)	213	(1,088)

(a)	Results of operations for the third quarter of 2006 and the fourth quarter of 2005 included a $776 million and $1.2 billion, respectively, impairment of goodwill.

18. Subsequent Events

On January 15, 2007, ComEd paid $145 million to retire its 7.650% notes at maturity.